UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CYBERONICS, INC.
(Name of Registrant as Specified in its Charter)

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CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

SEPTEMBER 19, 2012

Dear Stockholder:

This letter serves as notice that the 2012 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 19, 2012, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.  At the Annual Meeting, stockholders will be asked to:

1.	Elect the seven director candidates described in the proxy statement to serve for the following year and until their successors are duly elected;
2.	Approve the Cyberonics, Inc. 2009 Stock Plan, as amended to increase the aggregate maximum number of shares that can be issued under the plan by 2,200,000 shares;

3.	Approve the Fiscal 2013 Executive Bonus Program;

4.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics, Inc. for the fiscal year ending April 26, 2013;
5.	Consider a non-binding, advisory vote to approve the compensation of Cyberonics, Inc.’s named executive officers; and
6.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 30, 2012 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing September 7, 2012 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

August 8, 2012	/s/ David S. Wise
Houston, Texas	David S. Wise
Senior Vice President, Chief Administrative Officer and Secretary

Here are highlights of important information you will find in this proxy statement.  As it is only a Summary, please review the complete proxy statement before you vote.

Business Performance

In fiscal 2012, we exceeded our full-year financial guidance as we completed our fourth consecutive year of growth in net sales.  The company’s worldwide sales growth in its core epilepsy market averaged 17% for the last five years, leading to several record-setting net sales and operating income results.  Our success in fiscal 2012 was rooted in three strategic imperatives:

•	Driving growth in U.S. and international sales with focus on U.S. new patients and international unit sales growth
•	Growing our operating income at rates exceeding our sales growth
•	Achieving key product development milestones
In addition to exceeding expectations in net sales, income from operations, and other financial metrics, including cash flow and unit sales growth, our progress on other strategic imperatives was strong.  A gross profit margin of 91% in fiscal 2012, coupled with careful operating expense management, led to a 50% improvement in income from operations compared to fiscal 2011.  In fiscal 2011, after an extended effort, we reversed the decline in U.S. new patient unit sales, and in fiscal 2012, we established and maintained growth in new unit sales, exceeding a 5% hurdle rate established by our Board.  Anchored by strong re-implant sales and aided by the recent growth in new patient sales, we have sustained a compound annual growth rate of approximately 10% in U.S. unit sales over the past five years.  Internationally, our fiscal 2012 investment in international key markets, primarily in Europe, paid off as we reversed a decline in sales and re-established growth.

Also in fiscal 2012, we essentially eliminated all interest-bearing debt, completing the five-year retirement of $132 million in debt and leaving us with $97 million in cash at the end of the fiscal year.  We also repurchased approximately $50 million in company stock and purchased our headquarters building for approximately $12 million.

i

We also made progress in fiscal 2012 on our product development pipeline.  Although we experienced a significant delay due to the decision to recall our AspireHC™ generator and stop the then-ongoing E-36 clinical study of our AspireSR™ generator, we re-designed the generators to address the problem, re-submitted for approvals, and re-launched the AspireHC generator commercially in January and more recently re-initiated enrollment in the E-36 clinical study.  Our AspireSR generator, with its proprietary technology for sensing seizure-related cardiac activity and initiating responsive VNS therapy, is another first-of-its-kind device.  We also hit our anticipated development milestones for our ProGuardian™ event detection system in fiscal 2012.

Financial Performance

The following table shows key financial data for each of the five fiscal years under our current Chief Executive Officer, including data as of each year end.

Five-Year Summary (in millions except common share data)	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
Net Sales	$121	$144	$168	$190	$219
Income from Operations (Loss)	($8)	$19	$37	$49	$61
Net Cash Provided by Operating Activities	$14	$25	$43	$50	$75
Cash and Cash Equivalents	$91	$66	$59	$89	$97
Total Debt	$125	$62	$15	$7	$0
Total Stockholders’ Equity	($15)	$24	$111	$175	$183
Purchases of Common Stock	$6	$1	$2	$14	$50

For additional information about Cyberonics, please view our 2012 Annual Report at ir.cyberonics.com/financials.cfm.

Corporate Governance Facts

At Cyberonics, good governance practices remain a critical component of our corporate culture.  The table below summarizes key governance facts.

Size of Board	7
Average Age of Directors	63
Number of Independent Directors	6
Annual Election of All Directors	Yes
Majority Voting for Election of Directors	No
Number of FY 2012 Board Meetings Held	8
Proxy Access Available to Any Registered Stockholder	Yes
Separate Chairman and CEO	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Guidelines for Officers and Directors	Yes
Committees Comprised Solely of Independent Directors	Yes
Committees Authorized to Engage Independent Advisors	Yes
Annual Equity Award to Non-Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct and Ethics for Employees and Directors	Yes
Corporate Compliance Program	Yes
Disclosure Committee for Financial Reporting	Yes
Stockholder Rights Plan (“Poison Pill”)	No
Process for Evaluating and Managing Risks	Yes

Executive Compensation Philosophy

Our compensation philosophy as set by the Compensation Committee of the Board is guided by the following three objectives:

•	Providing a competitive compensation package that attracts, motivates, and retains executive officers having the skills and experience to ensure our long-term success.
•
Rewarding individual performance while ensuring a meaningful link between our operational performance, aligned with stockholder interests, and the total compensation received by our executive officers.

•	Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.
We compensate our executives using the following elements:

Cash	Salary
Annual Short-Term Incentive (bonus)
Long-Term Incentive Compensation (annual, time-based equity awards)	Restricted Stock or Phantom Stock Units (representing 50% of total annual award value)
Stock Options (representing 50% of total annual award value)
Long-Term Incentive Compensation (periodic, performance-based equity awards)	Restricted Stock or Phantom Stock Units (market or other performance-based forfeiture conditions)
Other Benefits (available to all employees)	401(k) Employee Retirement Savings Plan Health and Welfare Benefits

Fiscal 2012 CEO Pay

Near the end of fiscal 2011, the Compensation Committee negotiated a new four-year employment agreement with our CEO.  A substantial portion of the compensation granted by the Compensation Committee to our CEO in fiscal 2012 and reported in the Summary Compensation Table in this proxy statement represents an incentive for future performance awarded according to the terms of that agreement.  The Summary Compensation Table is shown on page 43 of this proxy statement.

This long-term incentive pay, which was not received by our CEO in fiscal 2012, can be earned over the four- or five-year period commencing in June 2012.  The value of this pay, when realized, may differ significantly from the amounts shown in the Summary Compensation Table, depending on how we actually perform.

The chart below illustrates the difference between pay shown in the Summary Compensation Table (Reported Pay) and the actual pay received by our CEO (Realized Pay) since he was appointed to his current position at the beginning of fiscal 2008.

(1)
Reported Pay is Total Compensation based on the current reporting rules for the Summary Compensation Table.  Reported Pay for fiscal 2008 and fiscal 2009 includes the grant date value of restricted stock and stock options, rather than the annual expense value that was reported in the Summary Compensation Table for those years.

(2)
Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, market value at vesting of previously-awarded restricted stock, net spread on stock option exercises, and All Other Compensation amounts realized during the year.  It excludes the value of unvested restricted stock, vested but unexercised stock options, and other amounts that will not actually be received until a future date.

Summary of Stockholder Voting Matters	Board Vote Recommendation	See Page No.
1. Election of Directors – See the next section.	FOR each nominee	14
2. Approve the Cyberonics, Inc. 2009 Stock Plan and Amendment – We are asking stockholders to approve an amendment to the 2009 Stock Plan to replenish the shares available for awards under the plan by 2.2 million shares.	FOR	16
3. Approve the Fiscal 2013 Executive Bonus Program – We are asking stockholders to approve the material terms of the annual bonus program for our executive officers for purposes of tax deductibility rules for “performance-based” compensation.	FOR	21
4. Ratification of Independent Registered Public Accounting Firm – As a matter of good governance, we are asking stockholders to ratify the selection of KPMG as our independent auditors for fiscal 2013.	FOR	22
5. Advisory Approval of Executive Compensation – We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders, and motivating the executives to remain with the company for long and productive careers.	FOR	23

You are being asked to vote on these seven director candidates.  All of our directors are elected annually by a plurality of the votes cast.  Detailed information about each director’s background, skill sets, and areas of expertise can be found beginning on page 14.

Name	Age	Director Since	Position	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	N&GC
Guy C. Jackson	70	2003	Former Partner, Ernst & Young , LLP	Yes	C		M	2
Joseph E. Laptewicz, Jr.	63	2008	Former Chairman & CEO, Empi, Inc.	Yes	―	M	C	―
Daniel J. Moore	51	2007	President & CEO, Cyberonics, Inc.	No	―	―	―	―
Hugh M. Morrison	65	2006	Former Chairman, Advanced Neuromodulation Systems, Inc.	Yes	―	―	―	―
Alfred J. Novak	64	2007	Chairman & CEO, OrbusNeich Medical Technology Co., Ltd.	Yes	M	―	M	―
Arthur L. Rosenthal, Ph.D.	65	2007	Executive Vice Chairman, Cappella, Inc.	Yes	M	C	―	―
Jon T. Tremmel	66	2010	Former President, Medtronic Neurologic Division	Yes	―	M	―	1

AC – Audit Committee	N&GC – Nominating & Governance Committee	C – Chair
CC – Compensation Committee		M – Member

v

_________________________

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058
_________________________

PROXY STATEMENT
_________________________

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2012 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on September 19, 2012, at 10:00 a.m., Central Daylight Time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.

The proxy materials include this proxy statement for the 2012 Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended April 27, 2012.  If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting.

We are mailing to our stockholders a notice that the proxy materials are available on the internet.  All stockholders receiving the notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail or an electronic copy by e-mail.  Instructions on how to access the proxy materials over the internet, including the proxy card, or on how to request a paper copy may be found in the notice.  In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Our stockholders may elect to receive future proxy materials, including the notice of internet availability, by e-mail.  Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail message with instructions containing a link to the website where those materials are available and a link to the proxy voting website.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about August 8, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online.  This proxy statement, the proxy card, and our 2012 Annual Report to Stockholders are being made available to our stockholders on the internet on or about August 8, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked (i) to elect the seven director candidates described in this proxy statement to serve for the following fiscal year and until their successors are duly elected, (ii) to approve an amendment to the Cyberonics, Inc. 2009 Stock Plan to increase the aggregate maximum number of shares that can be issued under the plan by 2,200,000 shares; (iii) to approve the Fiscal 2013 Executive Bonus Program; (iv) to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 26, 2013, (v) to vote in an advisory capacity on the compensation of our named executive officers, and (vi) to transact such other business as may properly come before the Annual Meeting.  Our stockholders are not, however, entitled to nominate any additional directors for election at the Annual Meeting at this time.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of July 30, 2012.  We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed Daniel J. Moore and Darren W. Alch (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one notice of internet availability or proxy card?

If you receive more than one notice of internet availability or proxy card, then you own our common stock through multiple accounts at the transfer agent or with stockbrokers.  Please vote the shares subject to each notice of internet availability and sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving the notice of internet availability or paper copies of these proxy materials directly from us.  As the stockholder of record, you have the right to vote your shares by internet or by telephone as described in the notice of internet availability, to mail your proxy directly to us, or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name.  If your shares are held in a brokerage account, through a bank, or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares, and the notice of internet availability or paper copies of these proxy materials are being forwarded to you by that broker, bank, or other custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 27,584,644 shares of our common stock issued and outstanding.  Consequently, the presence of the holders of at least 13,792,323 shares of common stock is required to establish a quorum for the Annual Meeting.  Proxies that are voted “FOR,” “AGAINST,” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters on which stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not otherwise have discretionary authority to vote those shares.  Holders of record separately report “broker non-votes” in such situations.  The New York Stock Exchange's (the "NYSE") Rule 452 restricts the circumstances in which brokers who are record holders of shares may exercise discretionary authority to vote those shares.  With respect to the Annual Meeting, Rule 452 prohibits brokers from exercising discretionary authority in the election of our directors, in the approval of an amendment to our stock plan, in the approval of our executive bonus plan, and in the advisory vote regarding executive compensation, but brokers may exercise discretionary authority with respect to the ratification of the selection of KPMG L.L.P. as our independent registered public accounting firm.  Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes, we intend to treat abstentions and broker non-votes as set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record with Computershare Trust Company, N.A., our transfer agent, can be voted in person at the Annual Meeting, or you can follow the instructions on the notice of internet availability mailed to you to submit your vote by telephone or internet, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the proxy card, if one was mailed to you, and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy by one of the other alternatives described above so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Shares held in street name are shares registered in the name of a bank or broker or other entity, but beneficially owned by another person.  If you hold your shares in street name (for example, at your brokerage account), please follow the instructions provided by your record holder to vote your shares.  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker, or other holder of record (the record holder) giving you the right to vote the shares.  If you hold your shares in street name and wish simply to attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you hold your shares in street name, your record holder will be permitted to exercise voting discretion only in certain limited circumstances.  With respect to the Annual Meeting, Rule 452 prohibits brokers from exercising discretionary voting authority with respect to such shares in the election of directors, the approval of an amendment to our stock plan, the approval of our executive bonus plan, or the advisory vote regarding executive compensation.  Thus, if you do not give your bank, broker, or other holder of record specific instructions, your shares may not be voted in these matters and will not be counted in determining the number of shares necessary for approval.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the seven nominated directors;
•	FOR the proposal to approve our 2009 Stock Plan, as amended to increase the aggregate maximum number of shares that can be issued under the plan by 2,200,000 shares;
•	FOR the proposal to approve the Fiscal 2013 Executive Bonus Program;
•	FOR the proposal to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 26, 2013; and
•	FOR the proposal to approve the compensation of the Company’s named executive officers.

Can I change my vote?

Yes.  If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369; (2) submitting a subsequent telephone or internet vote; (3) mailing in a new proxy card bearing a later date; or (4) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker, or other holder of record in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was prepared, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, at their discretion.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the seven director nominees receiving the highest number of “FOR” votes will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will not have an effect on the outcome of the proposal.  Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as having been voted and will not have an effect on the outcome of the proposal.

Other Proposals.  For each other proposals properly presented for a vote, the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of these proposals.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not have an effect on the outcome of the proposal.  Pursuant to Rule 452, brokers will be permitted to exercise discretionary voting authority with respect to the ratification of KPMG L.L.P., and so there should not be any broker non-votes on that proposal.  Broker non-votes on any other proposal, if any, will not be counted as having been voted and will not have an effect on the outcome of these proposals.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, internet hosting, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card, and any additional information we furnish to our stockholders in connection with the Annual Meeting.  In addition to this solicitation by mail, our directors, executive officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.  We have hired The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017, to assist in the solicitation of proxies and provide related advice and informational support, for which we will pay a fee and reimburse reasonable expenses not expected to exceed $15,000 in total.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance — Director Selection Process” (p. 8) and “Proposals for the 2013 Annual Meeting of Stockholders” (p. 63) for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household receiving paper copies and at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of internet availability or notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding.  If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report, or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 27, 2012 filed with the SEC on June 15, 2012, as amended on June 18, 2012.  Our Annual Report to Stockholders, including financial statements, is included among your proxy materials.  The Annual Report is not part of the proxy solicitation material.  You may also find information about us on our website at www.cyberonics.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

CORPORATE GOVERNANCE

Our Governance Practices

General.

We are committed to good corporate governance.  Our governance rules and procedures are described in our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and charters for each standing committee of our Board.  Each of these documents is available on our website at www.cyberonics.com.

Codes of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents, and representatives.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller, and other senior financial officers.  A copy of each code is available on our website at www.cyberonics.com.  Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of seven directors.  The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market L.L.C. (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to the Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management, and our independent registered accounting firm.  Based on this evaluation, the Nominating & Governance Committee has determined that the following individuals are “independent” as that term is defined in the NASDAQ listing standards and under the U.S. securities laws:  Board members Jackson, Laptewicz, Morrison, Novak, Rosenthal, and Tremmel, which members constitute a majority of the members of our Board.  Mr. Moore is not independent because he currently serves as our President and Chief Executive Officer (“CEO”).

Meetings

Our Board held a total of six meetings and acted by written consent two times during the fiscal year ended April 27, 2012.  In addition, during the same fiscal year, all directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at the beginning and at the end of each regularly scheduled quarterly meeting of our Board.  The independent directors met in executive session in four meetings during the fiscal year ended April 27, 2012.  Our Board separates the offices of Chairman of our Board and CEO by appointing an independent, non-executive Chairman.  We believe that an independent Chairman permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of business risk, thereby better protecting stockholder value.  Our current non-executive Chairman, Hugh M. Morrison, presides over Board meetings and executive sessions of our independent directors.

Board Oversight of Risk Management

Our Board monitors the manner by which management addresses the various risks we face in many different areas, including business strategy, government regulation, financial condition, internal controls, health care compliance and other legal matters, product development, competition for talent, business vitality, operational efficiency, quality assurance, health and safety, supply chain management, reputation, customer spending patterns, natural disasters, and intellectual property, among many others.  Our Board believes that, in light of the interrelated nature of our risks, and although a Board committee with insights helpful on particular risks may assist, overall oversight of risk management ultimately is the responsibility of the full Board.

In carrying out its risk oversight responsibility, our Board receives a quarterly risk management report from our General Counsel describing the status of all pending and potential claims and governmental investigations and a quarterly risk management spreadsheet compiling information and actions pertaining to a wide range of risks collected from our executive officers.  In addition, at each regularly scheduled quarterly Board meeting, and occasionally in regular monthly written reports to our Board, our CEO highlights recent developments, if any, as to significant risks that management believes should be monitored by our Board.  Members of our Board also have an opportunity at each regularly scheduled quarterly Board meeting, as well as, at their discretion, anytime between such Board meetings, to question executive management about any risks related to our business.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings.  However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Two of our directors attended the 2011 Annual Meeting of Stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.  Our Board has adopted a policy, described in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies.  In addition, no director may serve on the audit committee of more than two other public company boards, if that director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee. Our Board currently complies with these policies.

Term Limits

Our Board does not believe it should establish term or age limits.  Term limits help ensure the availability of fresh ideas and viewpoints, but deprive the Board of directors who have been able to develop, over a period of time, increasing insight into our business and operations.  As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every year.

Succession Planning

The Nominating & Governance Committee reports to our Board on CEO succession planning at least annually.  During the fiscal year ended April 27, 2012, the Nominating & Governance Committee developed, and the Board approved, a CEO Absence Event Management Process and a CEO Candidate Selection Process to address the process for selecting an interim CEO successor in response to an unanticipated need to do so and a planned process for identifying a permanent successor to the CEO, respectively.   Also during the recently concluded fiscal year, the Nominating & Governance Committee reviewed and confirmed its ongoing process for developing and mentoring of several of our current executive officers as potential successors to our CEO.

Chairman and Chief Executive Officer

Our Board separates the positions of CEO and Chairman of our Board.  Hugh M. Morrison currently serves as the non-executive Chairman of our Board.  See “—Executive Sessions; Presiding Director” (p. 6)

Board and Committee Self-Evaluation

Our Board and each of our Board committees conduct an annual self-evaluation to determine whether they are functioning effectively.  The Nominating & Governance Committee monitors the self-evaluation process to ensure that the Board and committees conduct and review the results of the evaluations.  The assessment focuses on our Board’s contribution to us, on the efficiency and effectiveness of our Board’s execution of its responsibilities, and more specifically on areas in which our Board believes that it can improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully-informed basis.  To that end, our Board adopted a policy requiring that each member of our Board attend at least one director education program every three fiscal years.  The Nominating & Governance Committee is responsible for ensuring compliance with this policy, which is set forth in our Corporate Governance Guidelines.  Each new director is provided the opportunity to review our business and operations with key personnel on accepting a seat on our Board.  We assemble orientation materials for new directors and host an orientation session to introduce our business and the procedures and processes of our Board.  Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.  In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials.  There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs.  However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors

•	a high ethical character consistent with our Corporate Code of Business Conduct and Ethics, which is available on our website, www.cyberonics.com;
•
accomplishments within their respective fields, active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, governmental, educational and other non-profit institutions;

•	leaders in the fields of medicine or neurology, including those who have received awards and honors in their fields;
•
relevant business and financial expertise and experience, including expertise and experience particularized to our business, and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and
•	diversity reflecting gender, ethnic background, and professional experience.

While the Nominating & Governance Committee values diversity as one of several factors considered in evaluating otherwise well qualified director candidates, as described above, it has not adopted a formal policy with regard to the consideration of diversity in identifying director candidates.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed.  The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.  Any invitation to join our Board must be extended by our Board as a whole.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369, not later than 120 calendar days prior to the first anniversary of the annual meeting for the previous year.  The written request must include the following:

•	the name and address of the person or persons to be nominated;
•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;
•	the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;
•	a signed consent by each nominee to serve as our director, if elected;
•	the nominating stockholder’s name and address;
•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and
•
in the case of a person who holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder.  Possible candidates suggested by stockholders are evaluated by the Nominating & Governance Committee in the same manner as other possible candidates.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2013 Annual Meeting of Stockholders” (p. 63).

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cyberonics, Inc., 100 Cyberonics Blvd., Houston, Texas  77058.

Our Secretary (or any successor to the duties thereof) will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officers to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.  Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Guy C. Jackson	X*		X
Joseph E. Laptewicz, Jr.		X	X*
Alfred J. Novak	X		X
Arthur L. Rosenthal, Ph.D.	X	X*
Jon T. Tremmel		X
_________________
* Chairman

Audit Committee

The Audit Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  Under its charter, the Audit Committee is responsible for

•	monitoring actions we take to comply with our internal accounting and control policies, as well as external financial, legal, and regulatory requirements, and our internal audit function;
•
reviewing the qualifications and independence of the independent registered public accounting firm (“independent auditors”) engaged for the purpose of auditing our consolidated financial statements and internal controls and issuing an audit report for inclusion in our Annual Report on Form 10-K;

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and
•	the appointment, compensation, and oversight of our independent auditors, including pre-approval of all services, and the evaluation of their performance.
The Audit Committee meets at least quarterly with management, the independent auditor, and our internal audit director in separate executive sessions to discuss any matter that any of these groups believe should be discussed privately.  Pursuant to its charter, the committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise it in connection with the exercise of its powers and responsibilities

The Nominating & Governance Committee has determined that each Audit Committee member is financially literate and satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  The Nominating & Governance Committee has also determined that Messrs. Jackson and Novak qualify as “audit committee financial experts” within the meaning of the SEC’s rules and regulations.  A copy of the Audit Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The Report of the Audit Committee is set forth under “Audit Matters” (p. 62) in this proxy statement.

The Audit Committee held seven meetings and acted by written consent three times during the fiscal year ended April 27, 2012.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  The committee establishes the salary and incentive compensation of our executive officers and administers our stock plans.  Under its charter, the committee:

•	reviews, evaluates, and approves all agreements, plans, policies, and programs to compensate our executive officers and to recommend the same for our directors;
•
reviews and discusses with our management the Compensation Discussion and Analysis for the proxy statement for our annual meeting of stockholders and determines whether to recommend to our Board that the Compensation Discussion and Analysis be included in this proxy statement; and

•	produces the Compensation Committee Report for inclusion in this proxy statement.
The Compensation Committee works with our executive management team, including our CEO, Chief Financial Officer (“CFO”), and Chief Administrative Officer (“CAO”), to oversee our executive compensation programs.

Our CEO plays a key role in the process by:

•	recommending, at the beginning of the fiscal year, the performance objectives for the executive bonus program;
•	recommending, at the beginning of the fiscal year, adjustments to annual base salaries of the executive officers;
•	recommending, at the beginning of the fiscal year, equity incentive awards for the executive officers;
•	preparing, at the end of the fiscal year, an evaluation of each executive officer and a self-evaluation; and
•	preparing, at the end of the fiscal year, an analysis of performance objective achievements and recommending annual bonus amounts for each executive officer.
During fiscal 2012, our CFO assisted the Compensation Committee by providing financial data for measuring achievement of performance objectives.  Our CAO assisted the Compensation Committee by providing executive compensation data requested by the Compensation Committee.

The Compensation Committee has the sole authority to retain and terminate a compensation consultant to assist with its responsibilities, as well as the sole authority to approve the consultant’s fees, which are then paid by the company.  Our executive officers do not discuss executive compensation matters with the Compensation Committee’s consultant, except as needed to respond to questions from the consultant.  The Compensation Committee’s consultant does not provide services for the company or our executive officers.

During the fourth quarter of fiscal 2012, the Compensation Committee engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), an experienced compensation consulting firm, to prepare a peer group review, an assessment of current compensation for our executive officers, including a comparison to peer group compensation, and an overview of executive compensation trends and regulatory developments.  Pearl Meyer then met with the committee to explain and discuss its reports in preparation for the committee’s compensation decisions after the end of fiscal 2012.

The Nominating & Governance Committee has determined that each Compensation Committee member satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  A copy of the Compensation Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The report of the Compensation Committee is set forth under “Compensation Committee Report” (p. 42) in this proxy statement.

The Compensation Committee held 11 meetings and acted by written consent three times during the fiscal year ended April 27, 2012.

Nominating & Governance Committee

The Nominating & Governance Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  Under the terms of its charter, the committee develops and recommends corporate governance principles and policies to our Board and administers the process for identifying candidates for membership on our Board.  This includes developing criteria for Board membership and recommending and recruiting director candidates.  For information regarding the committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, please see “— Director Selection Process” (p. 8).

The committee evaluates the independence and other standards applicable to service on the Board and its committees, including whether each Audit Committee member is financially literate and an “audit committee financial expert” within the meaning of the rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.  The committee also evaluates and recommends changes as appropriate to Board and committee size, composition, and chairmanship and committee structure and administers the process for annual Board and committee self-evaluations.  Finally, the committee prepares and recommends the Board’s CEO succession planning policies and reviews succession planning activities.

The Nominating & Governance Committee has determined that each of its committee members satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  A copy of the Nominating & Governance Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The Nominating & Governance Committee held four meetings and did not act by written consent during the fiscal year ended April 27, 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an executive officer of Cyberonics, Inc. or any of its subsidiaries, or has had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries.  None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Recognizing that related person transactions involving our company present a heightened risk of conflicts of interest or improper valuation (or the perception thereof), our Board adopted a formal process for reviewing, approving, and ratifying transactions with related persons.  This process is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive officer and Section 16 officer) or director;
•	a stockholder owning more than 5% of our company (or its controlled affiliates);
•	a person who is an immediate family member of a senior officer or director; or
•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.
For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;
•	transactions available to all employees generally; and
•	transactions involving less than $5,000 when aggregated with all similar transactions.
Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions.  Accordingly, in the event that management recommends a Related Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction.  If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily, subject to ratification by the Audit Committee; provided, however, that if the Audit Committee does not so approve, management must make all reasonable efforts to cancel or annul the transaction, or if unable to do so, to amend it in a satisfactory manner.  The Audit Committee may approve or ratify a Related Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral.  Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration.  The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

All Related Person Transactions must be disclosed in our applicable filings as required by SEC rules and regulations.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended April 27, 2012, we have not entered into any Related Person Transactions and there are no such currently proposed transactions.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1:  Election of Directors

Our Board is composed of seven directors, all of whom are seeking reelection at the Annual Meeting.  Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the seven nominees named below.  In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee.  It is not expected that any nominee will be unavailable.  The term of office of each person elected as a director will continue until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated seven directors for election at the Annual Meeting.  The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age
Guy C. Jackson	70
Joseph E. Laptewicz, Jr.	63
Daniel J. Moore	51
Hugh M. Morrison	65
Alfred J. Novak	64
Arthur L. Rosenthal, Ph.D.	65
Jon T. Tremmel.	66

Mr. Jackson has been a member of our Board since July 2003.  In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company.  During his career, Mr. Jackson served as the audit partner for a number of public companies.  Mr. Jackson has a B.S. degree from The Pennsylvania State University and a M.B.A. from the Harvard Business School.  Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, and Life Time Fitness, Inc., an operator of health and activity centers, and is a former director and chairman of the audit committees of Urologix, Inc., a medical device company, and EpiCept Corporation, a specialty pharmaceutical company.  Mr. Jackson’s particular qualifications for service on our Board include his understanding of audit committee and board processes, his substantial experience with external and internal audits, his expertise in the finance area, and his medical technology knowledge gained as a partner at Ernst & Young LLP and on other boards.

Mr. Laptewicz has been a member of our Board since September 2008.  Mr. Laptewicz, who retired as a business executive in 2000, has extensive medical device experience.  From 1998 to 2005, he served on the board of directors of Advanced Neuromodulation Systems, Inc., a publicly-held manufacturer of implantable neuromodulation devices for the treatment of pain acquired by St. Jude Medical, Inc. in 2005.  From 1996 to 2003, he served on the board of directors of AngioDynamics, Inc., a publicly-held manufacturer of interventional radiology products.  From 1994 to 2000, Mr. Laptewicz served as President and CEO, and from 2001 to 2004 as Chairman of the board of directors, of Empi, Inc., a leading manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation.  From 1972 to 1994, Mr. Laptewicz served in various positions of increasing responsibility for subsidiaries of Pfizer, Inc., at the time a large pharmaceutical and medical technology company, including Vice President and General Manager from 1990 to 1991 and President from 1991 to 1994 of Schneider (USA), Inc., a worldwide manufacturer of catheters, stents, and related medical products.  Mr. Laptewicz’s particular qualifications for service on our Board include many years of demonstrated managerial ability from service as CEO and President and in other senior executive positions at medical technology companies and his experience serving on the board of directors of Advanced Neuromodulation Systems, Inc.

Mr. Moore was appointed to our Board in May 2007.  Contemporaneous with his appointment to our Board, Mr. Moore was appointed by our Board as President and CEO.  Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he held positions in sales, marketing, and senior management in the United States and in Europe.  His last position at Boston Scientific was President, International Distributor Management.  Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific, with more than 1,000 global employees and revenues exceeding $700 million.  Mr. Moore previously held senior management positions at several Boston Scientific U.S. and international divisions.  He currently serves as a member of the board of directors for the Epilepsy Foundation of Texas, as a member of the board of directors for the National Epilepsy Foundation, as chairman of the board of directors for the Medical Device Manufacturers Association, and as a member of the advisory boards for BioHouston, Inc. and for the Purdue University School of Biomedical Engineering.  He also serves on the boards of two private companies, TriVascular, Inc., a privately-held medical technology company providing device solutions for endovascular aortic repair and BrainScope, Company, Inc., a privately-held medical technology company focused on traumatic brain injury.  By virtue of his being a director of Boston Scientific Argentina S.A. while he served as an officer for Boston Scientific, Mr. Moore is named as one of several defendants in a criminal proceeding filed in May 2011 in the Federal Court for Criminal and Correctional Matters No. 4 in Buenos Aires, Argentina.  The proceeding pertains to alleged fraudulent conduct in connection with a public tender for the sale of cardiac stents in 2006.  Mr. Moore has denied any knowledge of or culpability for the alleged fraudulent conduct and has urged dismissal of the charges. Mr. Moore’s particular qualifications for service on our Board include his extensive domestic and international sales, management, and operating executive experience at a diverse, global medical device manufacturer, as well as his service as the President and CEO of our company.

Mr. Morrison was appointed to our Board in November 2006.  From July 2012 to present, Mr. Morrison has engaged in independent consulting and investments.  From September 2008 through June 2012, he was a Managing Director at Callahan Advisors, LLC, an investment management company.  From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly-held designer, developer, manufacturer, and marketer of advanced implantable neurostimulation devices acquired by St. Jude Medical, Inc. in 2005.  Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and CEO, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”).  In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division.  Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006.  Mr. Morrison is licensed as a Certified Public Accountant.  Mr. Morrison’s particular qualifications for service on our Board include his extensive board leadership experience in the healthcare sector, specific knowledge of neurostimulation device businesses, his operating executive experience, and his accounting expertise.

Mr. Novak was appointed to our Board in January 2007.  Since September 1999, Mr. Novak has served on the board of directors of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company, where he was elected Chairman and CEO in January 2010.  He previously served as the chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founder of Syntheon, LLC, a privately-held company that focused on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President, CEO and a director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company.  Mr. Novak was President, CEO, and a director of Biosense, Inc., an electrophysiology company, from July 1996 until January 1998.  He was employed by Cordis Corporation, then a publicly-held cardiology company, from April 1984 until July 1996 and served as its Vice President and CFO.  Mr. Novak’s particular qualifications for service on our Board include his broad operating executive experience as CEO and CFO at medical device companies, his board experience at medical device companies, his expertise concerning new product development in a medical device company, and his finance and accounting expertise.

Dr. Rosenthal was appointed to our Board in January 2007.  Since June 2011, he has served as executive vice chairman of Cappella, Inc., a development stage company focused on novel device solutions for coronary artery disease.  From June 2009 until June 2011, he served as President and CEO of Cappella, Inc.  Dr. Rosenthal served as chairman, from January 2002, and CEO, commencing in January 2005, of Labcoat, Ltd. until its acquisition by Boston Scientific Corporation in December 2008. From January 1994 to May 2000, he was a Senior Vice President, Corporate Officer, and Chief Development Officer of Boston Scientific, and from May 2000 until his retirement in January 2005, he was a Senior Vice President, Chief Scientific Officer, and Executive Committee Member of Boston Scientific. From 2000 until 2010, Dr. Rosenthal served as a non-executive director, and from 2006 until 2010, as chairman of the Remuneration Committee, of Renovo, Ltd., a U.K.-based pharmaceutical company that became publicly traded in 2006.  In July 2009, Dr. Rosenthal joined the board of Interface Biologics, Inc., a Toronto-based development stage company focused on drug delivery devices, as a non-executive director.  In April 2011, he was elected Chairman at Interface Biologics, Inc.  In June 2011, he joined the boards of Tornado Medical Systems Inc., an early-stage medical imaging and spectroscopy company based in Toronto, and Arch Therapeutics, Inc., a life science company based in Natick, MA developing liquid polymers to stop or control bleeding.  Dr. Rosenthal’s particular qualifications for service on our Board include his extensive knowledge of regulatory and compliance requirements pertaining to medical devices, his experience with new product development, and his experience as an operating executive at a major medical device manufacturer.

Mr. Tremmel was elected to our Board in 2010.  He has been a business consultant since his retirement from Medtronic, Inc. in April 2007, where he had been the President of Medtronic, Inc.’s Neurological Division since March 2003 and President of Medtronics’s Physio-Control Division from May 2001 until March 2003.  Mr. Tremmel also served as the President of Medtronics’s Tachyarrhythmia Management and Interventional Vascular Divisions between 1992 and 2001.  Prior to 1992, he served in various positions of increasing responsibility at Medtronic after joining the company in 1978.  Mr. Tremmel currently serves on the board of directors and compensation committee of EnteroMedics, Inc., a publicly traded company developing a neurostimulation device for the treatment of obesity, Nevro, Inc., a privately-held company developing a neurostimulation device for the treatment of chronic pain, and Medasys Inc., a privately-held company developing implantable pumps for chronic pain.  Mr. Tremmel’s particular qualifications for service on our Board include his extensive global experience in the medical device industry, including expertise in strategic planning, new business development, and organization development, as well as specific responsibility for a large implantable neurostimulation device business.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Proposal No. 2:  Approval of the Cyberonics, Inc. 2009 Stock Plan, As Amended to Increase the Aggregate Maximum Number of Shares by 2,200,000 Shares

The Cyberonics, Inc. 2009 Stock Plan (the “2009 Stock Plan”) was adopted by our Board on August 4, 2009 and approved by stockholders on September 24, 2009.  As adopted and approved, the aggregate maximum number of shares of common stock that could be issued under the 2009 Stock Plan was the sum of (i) 2,100,000 shares, plus (ii) to the extent awards from the Cyberonics, Inc. Amended and Restated 1997 Stock Plan or the Cyberonics, Inc. 2005 Stock Plan (the “Prior Plans”) expire or are cancelled or terminated after the approval of the 2009 Stock Plan by the stockholders, the shares subject to such expired, cancelled, or terminated awards.  The Board has adopted, subject to stockholder approval, an amendment to the 2009 Stock Plan to make available an additional 2,200,000 shares of common stock, for a total of 4,300,000 shares available under the 2009 Stock Plan. Except for the increase in the number of shares that can be issued under the 2009 Stock Plan, and extension of the term of the plan to September 19, 2022, the provisions of the plan will remain substantially the same as those presently in effect. A copy of the proposed amendment to the 2009 Stock Plan is attached to this proxy statement as Annex A.

No awards will be made under the proposed amendment to this plan prior to stockholder approval.

The 2009 Stock Plan is designed to enable us to provide a means to attract and retain able employees, directors, and consultants (“participants”) by providing such individuals with incentive and reward opportunities designed to enhance our profitable growth. As described in “Compensation Discussion and Analysis,” equity awards make up a key component of our compensation system and give recipients a longer-term stake in our company, act as a long-term retention tool, and align participants’ interests with those of our stockholders. Accordingly, the 2009 Stock Plan provides for discretionary awards of (a) stock options (“Options”), (b) shares of common stock that are subject to restrictions on disposition and forfeiture to us under certain circumstances (“Restricted Stock”), (c) stock appreciation rights (payable in shares or cash) (“SARs”), and (d) phantom stock units, shares of common stock paid in lieu of cash compensation and other awards whose value is tied to the value of a share of common stock (collectively, “Other Share-Based Awards”).

Below is a summary of the terms of the 2009 Stock Plan, as proposed to be amended, qualified in its entirety by reference to the full text of the 2009 Stock Plan, which is attached to our proxy statement filed on August 6, 2009.  Approval of this amendment to the 2009 Stock Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Number of Shares Subject to the 2009 Stock Plan and Individual Award Limits

The aggregate maximum number of shares of common stock that may be issued under the 2009 Stock Plan with respect to awards will be the sum of (i) 4,300,000 shares, plus (ii) to the extent awards from the Prior Plans expire or are cancelled or terminated after the approval of the 2009 Stock Plan by the stockholders, the shares subject to such expired, cancelled, or terminated awards, subject to adjustment for certain changes in the amount of our outstanding common stock. The shares available for issuance will be reduced by 1.5 shares for each share of Restricted Stock and for each share represented by Other Share-Based Awards granted under the 2009 Stock Plan.  However, to the extent awards are (a) forfeited, expire, or are cancelled without being settled in shares of common stock, the shares subject to such awards (1.5 shares in the case of Restricted Stock and Other Share-Based Awards) shall again become eligible for issuance under the 2009 Stock Plan.  Shares tendered with respect to, or withheld (“netted”) from, an award to satisfy the exercise price of such award or the employer’s tax withholding obligations with respect to such award shall not be eligible for new awards under the 2009 Stock Plan.

The maximum number of shares of common stock that may be subject to Options granted to any one individual during any year may not exceed 300,000. The maximum number of shares of common stock that may be subject to Restricted Stock awards and Other Share-Based Awards granted to any one individual during any year may not exceed 100,000 of each type. The maximum number of shares of common stock that may be subject to stock appreciation rights granted to any one individual during any year may not exceed 500,000.  These individual limits are subject to adjustment in the event of certain changes in the amount of our outstanding common stock. As of July 30, 2012, the closing price of a share of our common stock as quoted on NASDAQ was $44.03 per share.

Administration

The 2009 Stock Plan is administered by (i) the Compensation Committee of the Board, with respect to our employees and consultants, and (ii) the non-employee members the Board, with respect to our non-employee directors, each of which (each, an “Administrator”) will have full authority, subject to the terms of the 2009 Stock Plan, to establish rules and regulations for the proper administration of the 2009 Stock Plan, to select the employees and consultants or independent directors, respectively, to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms and conditions of the awards.  Subject to certain limitations, the Administrator has the authority to accelerate the vesting of awards when it deems it appropriate.  However, the vesting of awards will be accelerated upon a Change of Control (as defined in the 2009 Stock Plan) and may be accelerated upon a participant’s termination due to death, disability, or retirement.

Options

The 2009 Stock Plan allows for the grant of Options, from time to time, subject to such terms and conditions, including vesting requirements, as the Administrator may determine. Options granted to employees under the 2009 Stock Plan may be intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”).  The term of ISOs shall be 10 years from the date of grant, or such shorter term as shall be provided in the award agreement; in the case of ISOs granted to employees who own at least 10% of our outstanding common stock, however, the term shall be a maximum of five years.  The exercise price of an ISO shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the award; in the case of an ISO granted to an employee who owns at least 10% of our outstanding common stock, however, the exercise price shall be not less than 110% of the closing price on the date of the grant.

Options granted under the 2009 Stock Plan may also be structured such that they do not qualify as ISOs (“Non-Statutory Options”).  In addition, to the extent the fair market value of shares underlying Options of an individual exercisable for the first time during any calendar year exceeds $100,000, such Options shall be treated as Non-Statutory Options.  The term of Non-Statutory Options shall be 10 years, unless otherwise provided in the award agreement. The exercise price of a Non-Statutory Option shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the grant.

The exercise price for an Option is payable in several methods, including cash, tender of shares of our common stock, withholding of shares of common stock under the award, and any combination of the allowable methods of payment.

Restricted Stock and Other Share-Based Awards

The 2009 Stock Plan also provides for the issuance, from time to time, of Restricted Stock and Other Share-Based Awards, subject to the terms and conditions, including forfeiture requirements, as the Administrator may determine.  Such forfeiture requirements may be performance requirements, including the change in price of a share of our common stock, our earnings per share, our revenues, our net income, or several other metrics.  Shares of Restricted Stock and Other Share-Based Awards may not vest before the first anniversary of the grant date.

Stock Appreciation Rights

The 2009 Stock Plan provides for the issuance, from time to time, of stock appreciation rights, subject to the terms and conditions, including vesting requirements, as the Administrator may determine.  The exercise price of a stock appreciation right shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the grant.

Eligibility

All of our employees and consultants and all non-employee members of our Board are eligible to participate in the 2009 Stock Plan, but ISOs may only be granted to employees under the 2009 Stock Plan.  As of July 30, 2012, approximately 560 individuals were potentially eligible to participate in the 2009 Stock Plan.

Term of 2009 Stock Plan

The 2009 Stock Plan became effective on July 20, 2009, the date of its adoption by our Board, as confirmed on approval by our stockholders on September 24, 2009. No further awards may be granted under the 2009 Stock Plan, as amended, after September 19, 2022, and the 2009 Stock Plan will terminate thereafter once all awards have been satisfied, exercised, or expire. Our Board, in its discretion, may terminate the 2009 Stock Plan at any time with respect to any shares of common stock for awards not yet granted.

Change of Control and Other Adjustments

The 2009 Stock Plan provides that the vesting of awards will accelerate upon a Change of Control of us or the death, Disability, or Retirement of the participant (all as defined in the 2009 Stock Plan). In addition, the Administrator, in its discretion, may cancel unexercised awards and cause us to make payments in respect thereof in cash, or they may adjust outstanding awards as appropriate to reflect such Change of Control, including provide for the replacement of awards with similar awards under an acquirer’s plan.

Amendments

Our Board may amend, suspend, or terminate the 2009 Stock Plan (except with respect to awards that are then outstanding) at any time, except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization), change the class of individuals eligible to receive awards, or cancel or replace any outstanding options or stock appreciation rights with an option or stock appreciation right having a lower exercise price.

Federal Income Tax Aspects of the 2009 Stock Plan

Incentive Stock Options. Subject to special alternative minimum tax rules, no federal income tax is imposed on the optionee upon the grant or the exercise of an Option that qualifies as an ISO. If the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “Holding Period”), any appreciation of the shares above the exercise price should constitute long-term capital gain. However, if an optionee disposes of shares prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-statutory Stock Options and Stock Appreciation Rights. No federal income tax is imposed on the optionee upon the grant of an Option that is not an ISO or a SAR. Generally, upon the exercise of a Non-statutory Stock Option or SAR, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the fair market value of the shares or cash distributed to the optionee.

Restricted Stock. In general, the recipient of a Restricted Stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common stock at such time. A participant may elect under Section 83(b) of the Code to be taxed on the receipt of the Restricted Stock.  If such an election is made, the participant will not be subject to tax on the subsequent vesting of the Restricted Stock. All dividends and distributions with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid, unless such holder has made a Section 83(b) election.

Other Share-Based Awards. In general, the receipt of an Other Share-Based Award will not be taxable until the award vests or forfeiture restrictions lapse, at which time the holder will realize ordinary income equal to the fair market value of the shares or cash received. Any notional or phantom dividends on these awards will be treated the same. However, an award without forfeiture restrictions will be taxable when received.

Company Tax Deduction. Subject to Section 162(m) of the Code, we will generally be entitled to a tax deduction with respect to an award at the time, and in the same amount, the participant recognizes compensation with respect to the award, provided we comply with applicable reporting requirements with respect to the compensation.

Section 162(m) of the Code. Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers, excluding its chief executive officer and chief financial officer (“Covered Employees”). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options and stock appreciation rights granted under the 2009 Stock Plan, as amended and approved by the stockholders, should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with Restricted Stock awards and other Share-Based Awards granted under the 2009 Stock Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards is based solely on the achievement of performance targets established for such grants. The 2009 Stock Plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these awards. The performance targets for those awards intended to qualify as performance-based under Code Section 162(m) will be based on one or more of the following: (1) the price of a share of common stock, (2) our earnings per share, (3) our sales, (4) the sales of a product or territory designated by the Committee, (5) our net income (before or after taxes) or the net income of any of our business units by the Compensation Committee or the independent directors, (6) our income from operations, (7) our net cash flow, (8) our earnings before or after interest, taxes, depreciation, and/or amortization, (9) the economic value added, (10) the return on stockholders’ equity achieved by us, or (11) the total stockholders’ return achieved by us. However, compensation expense deductions with respect to Covered Employees relating to Restricted Stock awards and Other Share-Based Awards will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a Change of Control, death, or Disability).

Section 280G of the Code. The acceleration of vesting of awards under the 2009 Stock Plan on a Change of Control of the Company could result in “excess parachute payments” to certain employees. In such case, the Company would not be entitled to a tax deduction with respect to such excess parachute payments, and the participant would be subject to a 20% exercise tax on the parachute payment.

The 2009 Stock Plan is not qualified under Section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2009 Stock Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2009 Stock Plan or award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the 2009 Stock Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required

At the Annual Meeting, you are being asked to approve the 2009 Stock Plan, as amended. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is required to approve the amendment.

Stockholder approval of the amendment to the 2009 Stock Plan is required for listing of the additional shares for trading on NASDAQ and as a condition to the effectiveness of the 2009 Stock Plan, as amended. Stockholder approval is also required so that incentive stock options under the 2009 Stock Plan, as amended, will qualify under Section 422 of the Code and so that certain awards under the 2009 Stock Plan will qualify as performance-based compensation under Section 162(m) of the Code.

OUR BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2009 STOCK PLAN.

Proposal No. 3:  Approval of the Fiscal 2013 Executive Bonus Program

On June 15, 2012, the Compensation Committee unanimously approved the adoption of the new Cyberonics, Inc. Fiscal 2013 Executive Bonus Program (the “Bonus Plan”).  On July 28, 2012, the Board directed us to submit the Bonus Plan to stockholders for approval at the Annual Meeting to enable the Bonus Plan to qualify under Section 162(m) of the Code.  See the discussion under Proposal No. 2, Federal Income Tax Aspects of the 2009 Stock Plan, Section 162(m) of the Code (p. 20).

If the Bonus Plan is not approved by stockholders, it will not become effective. In that event, however, we likely will consider other forms of incentive pay for executives as may be necessary or appropriate to attract and retain key executive talent. Such forms of incentive pay may not be deductible by us under the Code.

Summary of the Bonus Plan

Purpose. The purpose of the Bonus Plan is to motivate our executive officers to achieve key performance objectives that our Board believes will drive stockholder value and to reward them when and to the extent that they succeed.

Performance Objectives.

Table 1

Fiscal 2013 Executive Bonus Program Performance Objectives	Percentage of Target Bonus	Scaled for Underachievement / Overachievement
Net Sales Objective	25%	Yes
Income from Operations Objective	25%	Yes
Other Sales / Financial Results Objectives:	15%	Yes
• Cash Flow Objective	5%
• U.S. New Patient Unit Sales Growth Objective	5%
• Int’l Unit Sales Growth Objective	5%
Product Development Objectives (four objectives, 5% per objective)	20%	No
Depression CMS Resolution (five objectives, 3% per objective)	15%	No
Achievement of All Performance Objectives	100%

Bonus Funding.  Table 1 describes key measures for the success of our business in fiscal 2013, as determined by our Board and confirmed by the Compensation Committee.  Each executive officer’s bonus amount is determined according to our achievement or not of the objectives shown in Table 1.  The amount of the bonus is equal to each executive officer’s target bonus amount, multiplied by the sum of our percentage achievement of all performance objectives.  The executive officers’ target bonus amounts, which are set forth in their employment agreements, copies of which are on file with the Securities and Exchange Commission (“Commission”), are determined as a percentage of the officers’ annual base salaries, as follows: for our CEO, 100%, for our senior vice presidents, 75%, and for our vice presidents, 50%.

Our percentage achievement of certain performance objectives (Net Sales, Income from Operations, and Other Sales / Financial Results, as indicated in Table 1) is scaled for underachievement or overachievement according to the scaling factors shown in Table 2, with linear interpolation applied between the indicated percentages.  The other performance objectives (Product Development and Depression CMS Resolution) are not scaled and must be met to contribute to the executives’ bonuses.  Applying the scaling factors from Table 2 to the performance objectives eligible for scaling, and including the performance objectives not eligible for scaling, individual bonuses can range from a low of 0% to a high of 132.5% of an executive officer’s target bonus amount, giving each executive officer the opportunity to overachieve or underachieve the target bonus amount, consistent with the Company’s achievement or not of the key business measures for fiscal 2013 indicated in Table 1.

The Compensation Committee has the discretion to decrease, but not to increase, an individual executive officer’s bonus.

Table 2

Percent Achievement of Performance Objective	Percent of Target Bonus Awarded

<80%	0%
80%	60%
85%	70%
90%	80%
95%	90%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
>125%	150%

Vote Required

At the Annual Meeting, you are being asked to approve the Bonus Plan. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is required for approval.

Stockholder approval of the Bonus Plan is needed for compensation paid under the Bonus Plan to qualify as performance-based compensation under Section 162(m) of the Code.

OUR BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF THE FISCAL 2013 EXECUTIVE BONUS PROGRAM.

Proposal No. 4:  Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG L.L.P. as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 26, 2013.

We engaged KPMG L.L.P. to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002.  The engagement of KPMG L.L.P. has been approved annually by our Board or by the Audit Committee, as the Board’s delegate.  The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” (p. 62).

Although stockholder ratification of the selection of KPMG L.L.P. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote on this selection.  Even if the selection is ratified, however, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

Proposal No. 5:  Advisory Vote on the Compensation of the Company’s Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and our Board’s commitment to annual advisory votes following the advisory vote at the annual meeting last year on the frequency of future advisory votes, we are providing stockholders with the opportunity to cast a non-binding “Say-on-Pay” advisory vote on the compensation of our named executive officers as set forth in this proxy statement.  This vote is not binding on our Board, but the Compensation Committee will take the results of the vote into account when considering executive compensation. At our annual meeting last year, our Say-on-Pay proposal received the support of more than 92% of the shares voted on the matter.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4, and 5 (including amendments to such forms) furnished to us during and with respect to our fiscal year ending April 27, 2012, except as set forth below, no director, officer, or beneficial owner of more than ten percent of our outstanding shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during fiscal 2012.  Mr. Tremmel inadvertently failed to file a Form 4 for the acquisitions of shares of our common stock and he filed the Form 5 reporting such transactions one day late.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 30, 2012, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.  Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Shares Owned	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Class (2)

Named Executive Officers:
Daniel J. Moore (3)	413,072	97,069	510,141	1.85%
Gregory H. Browne (4)	111.591	25,531	137,122	*
Milton M. Morris (5)	55,736	37,263	92,999	*
Mark S. Verratti (6)	55,834	70,284	126,118	*
David S. Wise (7)	112,882	54,445	167,327	*

Directors and Director Nominees: (8)
Guy C. Jackson (9)	30,405	28,000	58,405	*
Joseph E. Laptewicz, Jr. (10)	21,454	—	21,454	*
Hugh M. Morrison (11)	17,721	—	17,721	*
Alfred J. Novak (12)	29,680	—	29,680	*
Arthur L. Rosenthal, Ph.D. (13)	14,119	—	14,119	*
Jon T. Tremmel (14)	13,634	—	13,634	*

All current executive officers and directors as a group (15 persons)	1,036,604	404,311	1,462,856	5.30%

5% Holders Not Listed Above
FMR LLC (15) 82 Devonshire Street Boston, MA 02109	2,840,109	—	2,840,109	10.30%

Palo Alto Investors, LLC (16) 470 University Avenue Palo Alto, CA 94301	2,765,518	—	2,765,518	10.03%

BlackRock Fund Advisors (17) 400 Howard Street San Francisco, CA 94105	1,993,934	—	1,993,934	7.23%

The Vanguard Group, Inc. (18) P.O. Box 2600 Valley Forge, PA 19482	1,414,550	—	1,414,550	5.13%

______________________
* Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities.  Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days after July 30, 2012, as well as phantom stock units that will vest within 60 days after July 30, 2012, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such rights, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 27,584,644 at July 30, 2012.
(3)
The Total Beneficial Ownership column includes 188,851 shares of unvested restricted stock as to which Mr. Moore does not have investment power and includes 50,000 shares owned by the Daniel J. Moore 2011 GRAT I, of which Mr. Moore is trustee, 50,000 shares owned by the Grace M. Moore GRAT I, of which Mr. Moore’s spouse is trustee, and 63,183 shares owned by the Moore Family 2012 Gift Trust.  One of the beneficiaries of the Daniel J. Moore 2011 GRAT I, the Grace M. Moore 2011 GRAT I, and the Moore Family 2012 Gift Trust is an adult child residing with Mr. Moore.

(4)	The Total Beneficial Ownership column includes 54,771 shares of unvested restricted stock as to which Mr. Browne does not have investment power.
(5)	The Total Beneficial Ownership column includes 52,131 shares of unvested restricted stock as to which Dr. Morris does not have investment power.
(6)	The Total Beneficial Ownership column includes 45,184 shares of unvested restricted stock as to which Mr. Verratti does not have investment power.
(7)	The Total Beneficial Ownership column includes 50,971 shares of unvested restricted stock as to which Mr. Wise does not have investment power.
(8)	Excludes the beneficial ownership of Mr. Moore, which is reported above.
(9)	The Total Beneficial Ownership column includes 4,895 shares of unvested restricted stock as to which Mr. Jackson does not have investment power.
(10)	The Total Beneficial Ownership column includes 9,723 shares of unvested restricted stock as to which Mr. Laptewicz does not have investment power.
(11)	The Total Beneficial Ownership column includes 6,527 shares of unvested restricted stock as to which Mr. Morrison does not have investment power.
(12)	The Total Beneficial Ownership column includes 4,895 shares of unvested restricted stock as to which Mr. Novak does not have investment power.
(13)	The Total Beneficial Ownership column includes 4,895 shares of unvested restricted stock as to which Dr. Rosenthal does not have investment power.
(14)	The Total Beneficial Ownership column includes 9,364 shares of unvested restricted stock as to which Mr. Tremmel does not have investment power.
(15)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2012.
(16)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2012.
(17)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2012.
(18)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2012.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 27, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders (1)	1,365,057	24.19	602,448
Equity compensation plans not approved by security holders (2)	76,000	15.92	300,899
Total	1,441,057	23.75	903,347
_________________________

(1)
The Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan (“1996 Stock Plan”), the Cyberonics, Inc. Amended and Restated 1997 Stock Plan (“1997 Stock Plan”), the Cyberonics, Inc. 1998 Stock Option Plan (“1998 Stock Plan”), the Cyberonics, Inc. 2005 Stock Plan (“2005 Stock Plan”), and the Cyberonics, Inc. 2009 Stock Plan (“2009 Stock Plan”) were approved by our Board and became effective in November 1996, November 2000, October 1998, March 2005, and August 2009, respectively.  Options granted under the 1996 Stock Plan (now expired), the 1997 Stock Plan (no longer available), and the 2005 Stock Plan (no longer available) generally vest ratably over four or five years following their date of grant. Options granted under the 1998 Stock Plan (now expired) generally vest seven years from the grant date, but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of company objectives. Option awards have a maximum term of 10 years.  The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the stock plans as of April 27, 2012:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
1996 Stock Plan	332,910	0
1997 Stock Plan	486,009	0
1998 Stock Plan	13,528	0
2005 Stock Plan	70,750	0
2009 Stock Plan	461,860	602,448

(2)
New Employee Equity Inducement Plan.  The Cyberonics, Inc. New Employee Equity Inducement Plan (the “New Employee Plan”) is a non-stockholder approved plan, which was adopted by our Board on June 1, 2003. It was subsequently amended and restated by our Board on April 24, 2007.  The New Employee Plan provides for the award of unrestricted shares, restricted stock, and stock options to newly hired employees. We have reserved 1,150,000 shares of common stock for issuance under the New Employee Plan.   All option awards will have an exercise price per share of no less than 100% of the fair market value per share of our common stock on the grant date.  Any vesting period and the term of the option, up to ten years, as well as the form of consideration to be paid on exercise, are determined by the Compensation Committee at the time the award is granted.  The terms of any restricted stock award, including forfeiture terms, are also determined by the Compensation Committee at the time the award is granted.

	The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the New Employee Plan as of April 27, 2012:
	Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
	New Employee Plan	76,000	300,899

Outstanding Awards under Equity Compensation Plans. As of June 30, 2012, there were 1,373,008 shares subject to issuance upon exercise of outstanding awards under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of $26.49, and with a weighted average remaining life of 4.87 years. There were a total of 840,102 shares of issued and outstanding restricted stock and phantom stock units that remain subject to forfeiture. As of June 30, 2012, there were 576,452 shares available for future issuance of awards under all plans.

LEGAL PROCEEDINGS

On July 24, 2012, the United States District Court for the District of New Jersey unsealed a qui tam action filed against Cyberonics, Inc. under the Federal False Claims Act (“FCA”) and the false claims statutes of 21 different states.  The FCA prohibits the submission of a false claim or the making of a false record or statement in order to secure reimbursement from, or limit reimbursement to, a government-sponsored program.  A “qui tam” action is a lawsuit brought by a private individual purporting to act on behalf of the government.  The government, after reviewing and investigating the allegations, may elect to participate, or intervene, in the lawsuit.  The United States Department of Justice declined to intervene in this qui tam action, which was filed under seal on March 9, 2010 by Stefan P. Kruszewski, M.D., but reserved the right to do so in the future.  As of August 1, 2012, we have not been served with the complaint and have not had an opportunity to review, in depth, the basis for any of the claims. The lawsuit alleges that we violated the FCA and various state false claims statutes while marketing our VNS Therapy System for the treatment of chronic treatment-resistant depression and seeks an unspecified amount consisting of treble damages, civil penalties, and attorneys’ fees.  We believe that our marketing practices were and are in compliance with applicable legal standards, and we intend to defend this case vigorously. We can make no assurance as to the resources that will be needed to respond to these matters or the final outcome of such action, and as of August 1, 2012, we cannot estimate a range of potential loss or damages.

Our other pending legal proceedings are limited to ordinary routine litigation incidental to our medical device business.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position

Daniel J. Moore	51	President & CEO
Darren W. Alch	46	Vice President, Corporate Counsel & Compliance Officer, Assistant Secretary
Gregory H. Browne	59	Senior Vice President, Finance & CFO
Milton M. Morris	42	Senior Vice President, Research & Development
Bryan D. Olin	45	Vice President, Clinical , Quality & Regulatory
Sherrie L. Perkins	58	Vice President, Marketing & New Business Development
Randal L. Simpson	52	Vice President, Operations
Mark S. Verratti	44	Vice President, Global Sales
David S. Wise	57	Senior Vice President & Chief Administrative Officer, Secretary

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders — Proposal No. 1: Election of Directors — Our Director Nominees” (p. 14).

Mr. Alch joined us in August 2005 as Compliance Officer and Assistant General Counsel. He also assumed the role of Privacy Officer at that time. He was appointed Assistant Corporate Secretary in December 2010. In April 2011, he was appointed to his current position as Vice President, Corporate Counsel & Compliance Officer and Assistant Secretary with responsibility for all U.S. and worldwide legal functions other than intellectual property. Before joining Cyberonics, he was a shareholder in the health law group of the national law firm of Jenkens & Gilchrist, P.C., which he joined in 1996.  Prior to Jenkens & Gilchrist, he worked for pharmaceutical manufacturer Pfizer, Inc. in a sales and marketing capacity.  Mr. Alch is a graduate of the U.S. Military Academy at West Point, and served on active duty in the U.S. Army as a field artillery officer.

Mr. Browne joined us in July 2007 as Vice President, Finance & CFO.  In April 2011, he was promoted to Senior Vice President, Finance & CFO.  Mr. Browne has served as both CEO and CFO for several publicly traded healthcare companies.  From May 2002 to June 2006, he was CFO at Amedisys, Inc., a home nursing company with revenues in excess of $600 million, during a period of substantial growth in revenue, profitability and market capitalization.  From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company.  He founded in 1996 and served as President until March 2001 and a director until October 2001 at PeopleWorks, Inc., a human resource outsourcing company.  PeopleWorks filed a petition for reorganization under chapter 11 of the Bankruptcy Code in November 2001.  PeopleWorks’s petition was converted to chapter 7, and the company was liquidated in 2002.  From January 1992 to July 1995, he served as CEO for Ramsay Healthcare Inc., a provider of psychiatric services, and from 1989 to 1991 as CEO for Ramsay-HMO, Inc., a health maintenance organization.

Dr. Morris joined us in January 2009 as Vice President, Research & Development, from Innerpulse Corporation, a private company developing an implantable defibrillator, where he had been the Director, Program Management & Operations since July 2007.  He was promoted to Senior Vice President, Research & Development in June 2012.  Prior to Innerpulse, he spent 11 years at Boston Scientific and its predecessor, Guidant Corporation, where he served as Director, Marketing from May 2006 to July 2007, Field Clinical Representative from October 2004 to May 2006, Director, Research & Development from November 2002 to October 2004, and Manager, Research & Development from October 1999 to October 2002.  Dr. Morris received his Ph.D. in Electrical Engineering from The University of Michigan and his Masters of Business Administration from the Kellogg School of Management at Northwestern University.  He currently serves as a member of the advisory board for the Purdue University School of Biomedical Engineering.

Dr. Olin joined us in May 2009 as Vice President, Quality.  In August 2009, he assumed additional responsibility for Clinical Affairs, and in April 2011, his responsibilities were expanded again to include Regulatory Affairs.  Prior to May 2009, Dr. Olin was employed at Zeltiq Aesthetics, Inc., a privately held medical technology company in the San Francisco area, where he had served as Sr. Director, Quality Assurance since October 2007. Prior to Zeltiq Aesthetics, Dr. Olin was employed at the LifeScan and Cordis companies of Johnson & Johnson from 1999 to 2007, holding several positions of increasing responsibility in quality assurance, statistics, and clinical data management. Dr. Olin began his career with Procter & Gamble in 1993 after obtaining his Ph.D. in Statistics from Iowa State University.  In August 2009, in addition to his Quality responsibilities, Dr. Olin was named Interim Vice President, Clinical Affairs, and in November 2009, he was appointed as our Vice President, Clinical Affairs and Quality.  He currently serves as a member of the board of directors for the National Epilepsy Foundation.

Ms. Perkins joined us in August 2000 as Marketing Director to develop and lead the pre-launch and launch strategy for the depression indication, as well as the medical marketing strategy for the epilepsy indication. In 2008, she transitioned to a newly-created role in New Business Development and was named Vice President, Marketing & New Business Development in 2011. Prior to joining Cyberonics, Ms. Perkins held various leadership positions in sales, marketing and business development at Collagen Corp., a medical device company focused in the aesthetic dermatology and plastic surgery markets, and at Syva Company, a medical equipment and diagnostics company focused in the therapeutic drug monitoring market.  Ms. Perkins currently serves on the board of directors of ImThera Medical, Inc., a private medical device company developing an implantable neurostimulation solution for obstructive sleep apnea.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials, and Sr. Director of Operations, until October 2003, when he became Vice President, Operations.  From March 2006 until May 2008, Mr. Simpson was responsible for the Quality Department, and from August 2007 until January 2009, he also assumed responsibility for the Research & Development Department.  From February to May 2009, he again assumed responsibility for Quality.  Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing.  Mr. Simpson has more than 26 years of manufacturing experience with more than 19 years of experience in the medical device industry.

Mr. Verratti joined us in March 2005 to help lead our epilepsy and depression sales forces primarily in the United States and since that time has served in various sales management positions.  In April 2011, he was promoted to Vice President, Sales – The Americas, Asia & EMMEA.  In November 2011, he was promoted again to his current position, Vice President, Global Sales.  Prior to March 2005, he held the position of Northeast Area Director for Forest Pharmaceuticals, managing more than 450 employees and revenues exceeding $500 million. Mr. Verratti has more than 18 years of sales and marketing experience in the pharmaceutical and medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel.  He was appointed our Secretary in November 2003. In June 2009, he assumed responsibility for Human Resources and in April 2011, he was promoted to Senior Vice President & Chief Administrative Officer, as well as Secretary, with responsibility for Human Resources, Information Technology, Legal and Government Affairs.  From 1994 to 2003, he was employed in positions of increasing responsibility at Centerpulse USA, Inc. (formerly Sulzer Medica), at the time a diverse global medical devices company, where he eventually served as Group Vice President and General Counsel.  Prior to Centerpulse, he spent 12 years in private practice, focused on intellectual property and commercial litigation.  Mr. Wise currently serves as a member of the board of directors of the Epilepsy Foundation of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview

Executive compensation for fiscal 2012 aligned well with the objectives of our compensation philosophy and with our performance, highlighted by the following factors:

•	As a total mix, our performance in fiscal 2012 slightly exceeded our targets, leading to annual executive bonus payouts near or slightly above target amounts.
•
Record net sales of $219 million (a 15% increase from fiscal 2011), including an increase of 26% in our international operations, coupled with careful management of our expenses, led to modest overachievement of our net sales and income from operations objectives.

•	Cash flow from operating activities increased by 50% over prior year, robustly exceeding our performance objective.
•
After re-establishing growth in U.S. new patient unit sales in fiscal 2011, we maintained that growth throughout fiscal 2012, exceeding a 5% hurdle rate established by our Board and our corresponding performance objective.

•
Our focus on rebuilding our international sales found traction in fiscal 2012, as our international epilepsy unit sales increased by an estimated 18% and exceeded our corresponding performance objective.

•
Our product development efforts continued to progress satisfactorily, but we missed a key objective related to completing the enrollment of our E-36 clinical study for our AspireSR™ (Seizure Response) generator due to a recall of our AspireHC™ and AspireSR generators.  We completed our re-design and re-launch of the AspireHC generator and neared resumption of E-36 study enrollment as fiscal 2012 closed.

•
Our balanced compensation program fosters employee achievement, retention, and engagement.  We delivered a total compensation package comprised of salary, performance-based annual cash awards, and time-based and performance-based equity awards, supplemented by a competitive employee benefits program.  Together, these elements reinforced pay for performance, provided a balanced focus on both long- and short-term performance, and encouraged employee retention and engagement.

Throughout this proxy statement, the individuals who served as our principal executive officer and our principal financial officer during fiscal 2012, as well as our other three executive officers who had the highest compensation for fiscal 2012, are referred to as “Named Executive Officers.”  Our “executive officers,” each of whom is identified under “Information About our Executive Officers” above (p. 27), include our Named Executive Officers, as well as other persons serving as our vice presidents.  The terms of office and positions held by each of our Named Executive Officers are shown in the table below.

Name	Position	Term of Office
Current Named Executive Officers:
Daniel J. Moore	President & CEO	May 2007 – Current

Gregory H. Browne	Vice President, Finance & CFO Senior Vice President, Finance & CFO	July 2007 – March 2011 April 2011 – Current

Milton M. Morris	Vice President, Research & Development Senior Vice President, Research & Development	January 2009 – April 2012 May 2012 – Current

Mark S. Verratti	Vice President, Sales, The Americas, Asia & EMMEA Vice President, Global Sales	April 2011 – Nov. 2011 Nov. 2011 - Current

David S. Wise	Vice President and General Counsel Secretary Vice President, Human Resources Senior Vice President & Chief Administrative Officer	Sept. 2003 – March 2011 Nov. 2003 – March 2011 June 2009 – March 2011 April 2011 – Current

The Compensation Framework

On behalf of our Board, the Compensation Committee (referred to as the “Committee” for purposes of this Compensation Discussion and Analysis) reviews, evaluates, and approves all compensation for our executive officers, including our compensation philosophy, policies, and plans.  Some of our executive officers also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the Committee.  The Committee obtains compensation data, as it deems appropriate, from an independent compensation consultant engaged directly by the Committee.  During the fourth quarters of fiscal 2011 and fiscal 2012, the Committee engaged the services of Pearl Meyer, an executive compensation consulting firm, to serve as independent advisor to the Committee in determining the form and amount of executive compensation.  For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the role of the Committee’s consultant and management in the process, see “Corporate Governance — Committees of Our Board — Compensation Committee” (p. 11).

Objectives of Our Executive Compensation Program.  We have developed an executive compensation program designed  to recruit and retain key executive officers responsible for our success and to help motivate these officers to enhance long-term stockholder value.  To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•
Providing a competitive compensation package that attracts, motivates, and retains executive officers with the skills and experience to ensure our long-term success.  We have designed multiple pay and reward vehicles that work together to achieve our overall compensation objectives.  These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent, while maintaining alignment with stockholder interests.

•
Rewarding individual performance while ensuring a meaningful link between our operational performance, aligned with stockholder interests, and the total compensation received by our executive officers.  A substantial portion of each executive officer’s compensation is based on the collective performance of our management team, as measured by the achievement of broad company objectives, and to a lesser extent, by the achievement of individual performance objectives.  The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.  Individual performance objectives emphasize the elements of overall team performance more directly controlled by individual officers, thereby enhancing overall team performance and maintaining alignment with stockholder interests.

•
Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.  Our success depends on our executive officers being focused on the critical strategic and tactical objectives, both short-term and long-term, that lead to our success as a company.  The components of our compensation package, coupled with the performance objectives, align our executive compensation with our business objectives.  This philosophy is applied throughout our compensation programs for all employees.  The design of the program, the selected performance objectives, and the timing of awards and payouts are all intended to drive business performance and increase stockholder returns.

The Compensation Setting Process.  For a discussion of the roles of our executive officers and the Committee in the consideration and determination of executive officer compensation, see “Corporate Governance — Committees of Our Board — Compensation Committee” (p.11).  The Committee uses several tools to set compensation elements and compensation targets consistent with our executive compensation program objectives.  These include:

•	Assessment of Individual Performance. Individual performance has a strong impact on compensation.
–
CEO.  The Committee meets with our CEO at the beginning of the fiscal year to agree on the CEO’s performance objectives for the year.  At the end of the fiscal year, the Committee and the Chairman of our Board meet in executive session to assess the CEO’s performance based on his achievement of the objectives, contribution to our company’s performance, ethics and integrity, and other leadership accomplishments.

–
Other Executive Officers.  For all other executive officers, the Committee receives performance assessments and compensation recommendations from the CEO and also exercises its judgment based on the Board’s interactions with the executive officers.  As with the CEO, an executive officer’s performance assessment is based on his achievement of the objectives, contribution to our company’s performance, ethics and integrity, and other leadership accomplishments.

•
Assessment of Company Performance.  The Committee establishes specific company performance objectives that the Board and the Committee believe will help drive stockholder value.  Achievement or not of the performance objectives determines payouts under the annual executive bonus program and under performance-based equity incentive awards.

•	Benchmarking Analysis. The Committee reviews peer-group data as a market check for compensation decisions, but does not base compensation targets on peer-group data alone.
–
Individual Competitiveness.  The Committee compares the overall pay of individual executives to the most relevant benchmarking data available from its independent consultant, Pearl Meyer.  The individual’s pay is driven primarily by individual and company performance and internal pay equity; the peer group data is used as a market check to compare individual pay to the broad middle range of peer group pay.  The Committee typically seeks to maintain base salary in the broad middle range of peer group pay, but will permit annual bonus and long-term equity incentive awards to approach the upper end of the middle range when justified by individual performance.

–
Overall Competitiveness.  The Committee uses aggregated market data as a reference point to ensure that executive compensation is competitive, meaning within at least the broad middle range of comparative pay at peer companies when the company achieves the targeted performance levels.

	–	Peer Group. The Committee used the 2011 Peer Group to benchmark compensation decisions for fiscal 2012.
•
The 2011 Peer Group.  The peer group consists of Abiomed, Inc., AngioDynamics, Inc., ATS Medical, Inc., Cardiac Sciences Corporation, Conceptus Incorporated, Exactech, Inc., Micrus Endovascular Corporation, Nuvasive, Inc., NxStage Medical, Inc., The Spectranetics Corporation, Synovis Life Technologies, Inc., Thoratec Corporation, Wright Medical Group, Inc., and ZOLL Medical Corporation.  The 2011 Peer Group, which Pearl Meyer first identified in 2009 with minor adjustments for acquisitions and other changes in 2010 and 2011, was identified by Pearl Meyer from among a pool of potential peer companies within the healthcare equipment, healthcare supplies, biotechnology, and pharmaceuticals industries having revenues and market capitalization generally between one-fourth and four times those of our company at the time the peer group was selected.  Pearl Meyer focused on companies that have similar products and business models and that employ people with the unique skills required to operate an established medical device business. Pearl Meyer used the 2011 Peer Group to create a customized set of benchmarking data (“2011 Custom Survey”) comprising 100% positional data for position titles closely matched to the titles of common positions in the survey (i.e., CEO, CFO, and V.P., Research & Development) and a blend of positional data and ordinal data for one position with limited positional matches in the survey data (i.e., Chief Administrative Officer).  Ordinal data matches benchmarking data based solely on the rank of a position among the top five highest compensated executive officers.

•
The 2012 Peer Group.  At the request of the Committee, Pearl Meyer re-evaluated our peer group in fiscal 2012.  From a potential pool of 45 companies identified by management, Institutional Shareholder Services (“ISS”) methodology, companies in the related Global Industry Classification Standard, and companies who identify us as a peer in their proxy statement, Pearl Meyer selected 16 peer companies based on public company status and comparative size (revenue and market capitalization), growth prospects, and business profile.  These included:  Abiomed, Inc., AngioDynamics, Inc., ArthroCare Corporation., Conceptus Incorporated, Endologix Inc., Exactech, Inc., HeartWare International, Inc., Insulet Corporation, MAKO Surgical Corporation, Masimo Corporation, Nuvasive, Inc., NxStage Medical, Inc., The Spectranetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and ZOLL Medical Corporation (“2012 Peer Group”).  Pearl Meyer concluded that the 2012 Peer Group eliminates peer companies that have been acquired, positions us close to the median on most factors, provides sufficient overlap with prior year and current projected ISS peers, and general matches our current business profile.  As with the 2011 Custom Survey, Pearl Meyer used the 2012 Peer Group to create a customized set of benchmarking data (“2012 Custom Survey”) comprising 100% positional data for position titles closely matched to the titles of common positions in the 2012 survey (i.e., CEO and CFO) and a blend of positional data and ordinal data for positions with limited positional matches in the 2012 survey data (i.e., CAO, V.P., Research & Development, and V.P., Global Sales).

Reducing the Possibility of Excessive Risk-Taking.  Our executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long term and for taking appropriate risks toward achieving our long-term financial and strategic growth objectives.  The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•
Balanced Mix of Pay Components.  The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of base salary, annual short-term incentive compensation in the form of a cash bonus, and long-term equity-based compensation vesting over three or four years or based on long-term performance objectives.

•	Bracketed Incentive Awards. Annual cash bonuses can be as little as 0%, but no more than 132.5%, of target.
•
Stock Ownership Guidelines.  Our executive officers and directors are encouraged to comply with guidelines suggesting the ownership of substantial equity positions in our stock.  See “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions” (p. 40).

•	Performance Assessments. Compliance and ethical behaviors are integral factors considered in all performance assessments.

Executive Compensation for Fiscal 2012

Overview.  In setting compensation and compensation targets for fiscal 2012, the Committee reviewed fiscal 2011 individual and company performance and peer group data and also considered expected trends in executive pay.  The Committee’s review showed the following:

•
Company Performance.  In fiscal 2011, we reported record financial results, as noted below in reference to individual performance.  We also met our product development objectives.  Overall, we were pleased with our progress in fiscal 2011 and the improvement in stockholder value as a result.  Our stock price was up 82% over the period of the fiscal year.

•
Individual Performance.  In assessing the fiscal 2011 performance of executive officers, the Committee members considered the company’s and the executive officer’s accomplishment of objectives established at the beginning of the fiscal year and their own subjective assessment of the executive officer’s performance.

	–	Mr. Moore. In assessing Mr. Moore’s performance, the Committee noted that under Mr. Moore’s leadership in fiscal 2011, we:
• delivered record net sales of $190.5 million, representing a 14% increase over the prior year, the fourth consecutive year of net sales improvement since he became our CEO;
•
held the growth of operating expenses to only 7.5%, while increasing income from operations by 33% over the prior year to $49.2 million, a turnaround of almost $100 million from the $49.5 million operating loss recorded in fiscal 2007;

•
achieved U.S. Food and Drug Administration (“FDA”) approval for our fifth generation AspireHC™ generator with a longer-lived battery, the platform for our first seizure-response generator, AspireSR™; and

•
released the results of the company’s post-approval dosing study (D-21) in the treatment-resistant depression indication, showing a consistent, sustained, and clinically meaningful decrease in depressive symptoms across all measured treatment groups.

–
Mr. Browne.  Under Mr. Browne’s leadership as CFO, expense reduction efforts contributed to the strong income from operations performance.  In addition, we strengthened our balance sheet through strong net cash from operating activities of $49.9 million, an improvement of 16% over prior year, careful management of capital expenses, and debt reduction as opportunities presented themselves.  Mr. Browne also maintained proper internal controls and financial compliance.

–
Dr. Morris.  Under Dr. Morris’s leadership, we continued to expand our new product development efforts in fiscal 2011, highlighted by FDA approval for the AspireHC.  Dr. Morris also assumed responsibility for our Advanced Manufacturing Engineering Team.

	–	Mr. Verratti. Mr. Verratti became an executive officer in the last month of fiscal 2011 and, accordingly, was not evaluated by the Committee at the outset of the fiscal year.
–
Mr. Wise.  Mr. Wise continued to assume new responsibilities, adding Information Technology to Legal and Human Resources during fiscal 2011.  Under his leadership, our Human Resources Department launched and continues to improve a robust wellness program that has helped limit health insurance premiums for employees and the company.  The Legal Department successfully managed our compliance programs and our risks related to several legal matters.

Program Elements.  Our fiscal 2012 program consisted of base salary, an annual cash bonus under the Executive Bonus Plan, a long-term equity incentive award split between restricted stock that cliff-vests (vests in full) after three years and stock options that vest annually over a four-year period, and severance benefits.  In addition, during fiscal 2012, the Committee awarded additional performance-based restricted stock and phantom stock units to incentivize achievement of long-term performance objectives and enhance alignment with stockholder interests.  Our executive officers also participated in the company employee benefits package.

Base Salaries.  Base salaries help balance the incentive portions of the compensation program and thereby provide stability and reduce the incentive for excessive risk-taking.  The Committee reviews base salaries at the beginning of the fiscal year.  In establishing base salaries, the Committee considers the following factors:

•	individual performance and potential future contribution;
•	responsibilities, including any recent changes in those responsibilities;
•	level of expertise and experience required for a position;
•	strategic impact of a position;
•	internal pay equity among positions; and
•
competitive benchmarking data showing the broad middle range of base salaries, with the understanding that base salaries for officers whose performance consistently exceeds expectations may be in the upper quadrant of the middle range, and base salaries for officers whose performance is consistently outstanding may exceed the upper quadrant of the middle range.

The Committee made the following adjustments to the base salaries of our Named Executive Officers during the first quarter of fiscal 2012:

Executive Officer	2011 Base Salary ($)	2012 Base Salary ($)	Percentage Increase (%)	2011 Custom Survey (percentile)

Daniel J. Moore	525,200	550,000	4.7	>90th (1)
Gregory H. Browne	306,800	316,000	3.0	60th
Milton M. Morris	268,000	287,000	7.1	60th
Mark S. Verratti	205,455	205,455 (2)	0.0	n/a (3)
David S. Wise	287,000	297,000	3.5	60th
_________________

(1)
The Committee determined that Mr. Moore’s continued outstanding performance in fiscal 2011, coupled with our desire to retain Mr. Moore as our CEO, justified a small increase in his base salary, even though his 2011 base salary was already above the 90th percentile in the 2011 Custom Survey.

(2)
From the date of his appointment to the office of Vice President, Sales – The Americas, Asia & EMMEA in April 2011 until his promotion in November 2011(the third quarter of fiscal 2011) to Vice President, Global Sales, Mr. Verratti continued to be compensated on a sales incentive plan.  In November 2011, when he assumed the office of Vice President, Global Sales, he transitioned to an executive officer compensation plan, and his base salary was increased to $275,000.

(3)	The 2011 Custom Survey does not include benchmarking data as to Mr. Verratti because he was not an executive officer at the time it was prepared.

Executive Bonus Program.  The purpose of our executive bonus program is to motivate our executive officers to achieve, and to reward the accomplishment of, our annual performance objectives.

Overview.  Our CEO’s employment agreement, dated March 2011, a copy of which has been filed with the Commission, specifies a target annual bonus amount equal to 100% of his annual base salary.  The employment agreements of our other Named Executive Officers, dated January 2011 and also filed with the Commission, specify a target annual bonus amount equal to 75% and 50% of their annual base salaries for senior vice presidents and vice presidents, respectively.  Coupled with appropriate performance objectives, as described below, the Committee believes that these target annual bonus amounts provide a strong incentive for our executive officers to achieve the performance objectives, which are intended to drive an increase in stockholder value.

Performance Objectives.  The Committee’s process for determining annual bonuses for fiscal 2012 started with the selection of the company and individual performance objectives in the first quarter of fiscal 2012:

Fiscal 2012 Performance Objectives	Percentage of Target Bonus
Net Sales: $215.7 million	25%
Income from Operations: $57.2 million	25%
Cash Flow from Operating Activities: $60.0 million	5%
International Unit Sales Growth: 15%	5%
U.S. New Patient Unit Sales Growth: 5%	5%
Complete Enrollment of E-36 Clinical Study by April 27, 2012	5%
Complete & Bench Test Prototype ProGuardian™ Device by April 27, 2012	5%
Achievement of All Company Performance Objectives:	75%
Achievement of All Individual Performance Objectives:	25%

The Committee selected net sales, income from operations, cash flow from operating activities, and unit sales growth targets as appropriate company objectives because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our corporate performance.  In addition, each executive officer can contribute directly and indirectly to these objectives, and bonuses are paid only to the extent that we meet these objectives, particularly net sales and income from operations, which ultimately provide the funding for bonuses.  In addition, the Committee also selected two key product development objectives because the Committee believes that the introduction of new products is critical to our being able to increase stockholder value.  These targets challenged our executive officers to make or sustain significant improvements in financial, operational, and strategic performance.

For each executive officer, the Committee also selected, in the case of Mr. Moore, or approved, for all other executive officers, individual performance objectives that supported the company objectives or addressed strategic objectives critical to our long-term success.  These included:

•	Mr. Moore – meet all of our company objectives;
•	Mr. Browne – facilitate achievement of our financial objectives; optimize use of cash; improve tax planning capabilities; and enhance our long-term strategic planning process;
•	Dr. Morris – meet our product development objectives;
•	Mr. Verratti – initially, maintain strong U.S. revenue growth, including new patient unit sales growth; later, drive international unit sales growth, with particular focus on Europe; and
•
Mr. Wise – drive our “great-place-to-work” initiative, develop and execute our strategy for new business development opportunities, ensure expansion of our intellectual property and manage related risks, and enhance our information technology capabilities.

Bonus Funding.  In fiscal 2012, the executive bonuses were paid from a bonus pool, which was funded based on the extent of achievement of company and individual performance objectives.  Thus, the amount accumulated in the bonus pool was equal to each executive officer’s target bonus amount, multiplied by that executive officer’s percentage achievement of all performance objectives.  Individual bonuses could range from 0% to 200% of an executive officer’s target bonus amount, giving each executive officer the opportunity to underachieve or overachieve to the extent of his target bonus amount.  The sum of the bonuses actually paid to all executive officers may be less than, but ordinarily should not exceed, the amount in the bonus pool, unless the Committee, in its discretion, determines otherwise.  The Committee retains full discretion to disregard the guidelines and award annual bonuses in any amount or not award them at all.  For a discussion of the process followed by the Committee to fund the bonus pool, see the discussion below at “Executive Compensation — Summary Compensation — Non-Equity Incentive Plan Compensation (Column G)” (p. 46).

Bonus Determinations.  After the end of fiscal 2012, Mr. Moore prepared a written report describing his individual performance assessments of, and recommendations to the Committee of bonus amounts for, each executive officer.  Mr. Moore also prepared a written self-evaluation of his performance for the Committee and received a formal performance review in a meeting with our Chairman.  These evaluations reflected the following broad conclusions:

•
Mr. Moore – led the company to achievement of all our company objectives, except completing enrollment of the E-36 clinical study, which was delayed due to a recall of the AspireSR generator; sustained ongoing stockholder value improvement, in spite of the recall;

•	Mr. Browne – facilitated achievement of each of our financial objectives;
•
Dr. Morris – led the R&D team to completion of our product development objectives, but the AspireSR generator recall caused a one-year delay in the clinical study timeline; led a successful effort to re-design the AspireSR generator, which enabled recent resumption of the clinical study;

•	Mr. Verratti – led our Sales team to overachieve the net sales objective and a new company record; and
•	Mr. Wise – led our Legal, Human Resources and Information Technology teams to improved performance and supported achievement of our objectives; assumed responsibility for Government Affairs.

Based on this information, the Committee awarded the following annual bonus amounts for fiscal 2012:

Named Executive Officer	Target Amount of 2012 Annual Bonus (1) ($)	Final 2012 Annual Bonus Amounts ($)	Percent of Target Bonus Amount (%)
Daniel J. Moore	550,000	558,580	101.6
Gregory H. Browne	237,000	240,697	101.6
Milton M. Morris	143,500	138,452	96.5
Mark S. Verratti (2)	68,750	71,568	104.1
David S. Wise	222,750	226,225	101.6
_________________
(1)
For Mr. Moore, the target bonus amount is 100% of base salary.  For Messrs. Browne and Wise, the target bonus amount is 75% of base salary.  For Messrs. Morris and Verratti, the target bonus amount is 50% of base salary.

(2)
Because Mr. Verratti participated in the Executive Bonus Program only during the second half of fiscal 2012, his target and actual bonus amounts for fiscal 2012 were reduced by 50%. During the first half of fiscal 2012, he participated in a sales incentive plan from which he earned $63,833 and $63,355 in sales commissions for the first and second quarters, respectively, of fiscal 2012.

For a discussion of the process followed by the Committee to fund the bonus pool, see the discussion below at “Executive Compensation — Summary Compensation — Non-Equity Incentive Plan Compensation (Column G)” (p. 46).

Equity Awards.  Our equity awards program is designed to give our executive officers a longer-term stake in our company, act as a long-term retention tool, and align employee and stockholder interests by increasing compensation as stockholder value increases.  The Committee believes that annual equity awards should be divided approximately equally between restricted stock that cliff-vests after three years and stock options that vest annually over a four-year period, giving our executive officers the benefits and risks associated with both forms of incentive compensation.  In determining the appropriate value for annual equity awards, the Committee considers past and anticipated future performance, considerations pertaining to our stock ownership guidelines, as described on page 40 under “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions,” and benchmarking data.

In the first quarter of fiscal 2012, the Committee approved annual equity awards having the approximate aggregate grant date values specified in the table below based on considerations expressed above, including individual and company performance, internal compensation equity among our executive officers, and benchmarking data.  The shares of restricted stock all vest on the third anniversary of the grant date, and the stock options vest 25% per year on the first four anniversaries of the grant date.

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock Granted for Fiscal 2012 (#)	Optioned Shares Granted for Fiscal 2012 (#)	2011 Custom Survey (percentile)

Daniel J. Moore	1,203,000	23,395	46,790	75th
Gregory H. Browne	418,000	8,129	16,258	75th
Milton M. Morris	402,000	7,817	15,634	>75th (1)
Mark S. Verratti (2)	350,000	5,803	11,606	n/a (3)
David S. Wise	400,000	7,779	15,558	75th

(1)
The Committee determined that considerations of internal equity, combined with Dr. Morris’s potential long-term contributions to stockholder value, justified an award at the upper end of the benchmarking data.

(2)
Mr. Verratti received an equity award valued at approximately $100,000 in June 2011 while he remained on a sales incentive compensation plan and an additional equity award valued at approximately $250,000 in December 2011 after he transitioned to the executive compensation plan.

(3)	The 2011 Custom Survey does not include benchmarking data as to Mr. Verratti because he was not an executive officer at the time it was prepared.

In March 2011, the Committee negotiated a new employment agreement with Mr. Moore.  In connection with that negotiation, having in mind Mr. Moore’s outstanding performance as our CEO and desiring to retain his services for another four-year term, the Committee agreed to grant Mr. Moore 100,000 shares of restricted stock or phantom stock units subject to annual vesting over the four-year period of his new employment agreement and 150,000 shares of restricted stock or phantom stock units subject to performance-based forfeiture conditions that would span the same four-year period.  Based on the terms of his new employment agreement, the Committee granted a portion of the awards – 76,449 shares of time-vested restricted stock – in fiscal 2011, and the remainder of the agreed awards, as described in the table below, during fiscal 2012.

Fiscal 2012 Equity Awards to Mr. Moore in Consideration of his Four-Year Employment Agreement	Approximate Grant Date Value ($)	Shares of Restricted Stock (#)	Phantom Stock Units (#)
Performance-Vested Award (June 15, 2011)	1,655,015	76,605	0
Performance-Vested Award (Sept 15, 2011)	2,045,519	0	73,395
Time-Vested Award (Sept 15, 2011)	656,366		23,551
Total Value	4,356,900

A description of the performance-based forfeiture conditions is set forth below.

At periodic intervals, the Committee also grants supplemental equity awards to key leaders in our management team, other than our CEO.  These supplemental awards are intended specifically to incentivize achievement of long-term performance objectives and enhance alignment with stockholder interests, as well as to encourage retention of leaders whose success makes them attractive candidates for positions at other medical device companies.  In fiscal 2010, the Committee granted supplemental equity awards with time-based forfeiture conditions that were met in the first quarter of fiscal 2013.  The Committee granted no such awards in fiscal 2011.  In fiscal 2012, the Committee granted supplemental equity awards with performance-based forfeiture conditions.  A summary of these awards is shown in the table below.

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock Granted in Fiscal 2012 (#)
Gregory H. Browne	920,920	39,000
Milton M. Morris	920,920	39,000
Mark S. Verratti	1,017,836	34,125
David S. Wise	920,920	39,000

The equity awards in fiscal 2012 made subject to performance-based forfeiture conditions include three tranches of restricted stock and phantom stock units subject to forfeiture if we fail to achieve the following performance conditions:

•	achievement of specified annual net sales targets for fiscal 2012, 2013, 2014, and 2015, with the ability to avoid forfeiture for missed interim targets if the fiscal 2015 target is met;
•
achievement of specified annual income from operations targets for fiscal 2012, 2013, 2014, and 2015, with the ability to avoid forfeiture for missed interim targets if the fiscal 2015 target is met; and

•	achievement of specified total stockholder return or relative total stockholder return targets during portions of fiscal 2015 and 2016.

Severance Benefits.  Our employment agreements with our executive officers and the terms of our equity awards provide certain severance benefits to our executive officers, as described below.

Change-in-Control Benefits.  An acquisition in our industry can take six months or more to complete, and during that time, it is critical that we have stability in our leadership.  If we are in the process of being acquired, our executive officers may have concerns about their employment with the acquiring company.  Accordingly, we have provided each of our executive officers with double trigger-activated change-in-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment.  The change-in-control benefits are set forth in the executive officers’ employment agreements and discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 55) and “— Change in Control Arrangements with Our Other Named Executive Officers” (p. 57).

Other Termination Payments. Our offices in southeast Texas are located relatively distant from locales with large clusters of medical device companies from which we recruit talented executive officers.  As a consequence, we find it helpful to offer a contractual severance benefit, payable in the event of the executive officer’s termination other than for cause, as an inducement to accept employment and relocate to Houston.  The termination benefits for our executive officers are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Mr. Moore” (p. 58) and “— Severance Arrangements with Our Other Named Executive Officers” (p. 58).

Equity Awards.  The terms of our equity awards, depending on the particular award agreement and the particular equity plan from which an award is granted, may provide for accelerated vesting of any unvested equity awards upon some or all of an executive officer’s death, disability, or retirement or upon a change in control of our company (all as defined in the plans).  These accelerated benefits are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column C)” (p. 55) and “— Termination Due to Death (Column E)” (p. 57) and “— Termination Due to Disability (Column E)” (p. 57).

Other Benefits.  In addition to base salaries, annual bonuses, equity awards, and severance benefits, we provide other forms of compensation.  Except as otherwise indicated, these benefits are available to all employees and are offered for the purpose of providing competitive benefits to attract new employees and to secure the continued employment of current employees.

•
401(k) Savings Plan.  We have a defined contribution profit-sharing (401(k)) plan, the Cyberonics, Inc. Employee Retirement Savings Plan.  We match the plan contributions of our employees, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary.  Our matching contribution vests 20% per year for the first five years of a participant’s employment.  An employee who participates after the fifth year of employment will be fully vested immediately in our matching contributions.

•
Health and Welfare Benefits.  Our employees, including our executive officers, are eligible to participate in medical, dental, vision, disability insurance, life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our employees is competitive and for that reason, we provide only limited other personal benefits, such as reimbursement of relocation expenses, including travel expenses related to a search for housing, moving expenses, and closing costs related to selling a residence.  See “Executive Compensation — Summary Compensation — All Other Compensation (Column H)” (p. 47) for the amounts paid as perquisite and other personal benefits received by our executive officers during fiscal 2012.

Our Fiscal 2013 Executive Compensation Program

In June 2012, the Committee adjusted the salaries of our executive officers and approved the Fiscal 2013 Executive Bonus Program and equity awards.

Base Salaries.  The Committee made the following adjustments to the base salaries of our Named Executive Officers for fiscal 2013:

Executive Officer	Fiscal 2012 Base Salary ($)	Fiscal 2013 Base Salary ($)	Percentage Increase (%)	2012 Custom Survey (percentile)

Daniel J. Moore	550,000	566,000	2.9	70th
Gregory H. Browne	316,000	326,000	3.2	63rd
Milton M. Morris	287,000	300,000	4.5	62nd
Mark S. Verratti	275,000	283,250	3.0	56th
David S. Wise	297,000	310,000	4.4	56th

Fiscal 2013 Executive Bonus Program.  See the description of the Fiscal 2013 Executive Bonus Program at “Items To Be Voted On By Stockholders — Proposal No. 3: Approval of the Fiscal 2013 Executive Bonus Program — Summary of the Bonus Plan” (p. 21).

Fiscal 2013 Equity Awards.  In June 2012, the Committee approved annual equity awards having the approximate grant date values specified in the table below.  The shares of restricted stock all vest on the third anniversary of the grant date, and the stock options vest 25% per year on the first four anniversaries of the grant date.

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock (#)	Optioned Shares (#)	2012 Custom Survey (percentile)
Daniel J. Moore	1,172,000	13,781	30,318	50th
Gregory H. Browne	410,000	4,821	10,606	50th
Milton M. Morris	400,000	4,703	10,346	62nd
Mark S. Verratti	279,000	3,280	7,216	50th
David S. Wise	420,000	4,938	10,863	50th

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with that of our stockholders.  To that end, our Board adopted stock ownership guidelines for our directors and executive officers in February 2008 and clarified those guidelines during fiscal 2011.  At the end of February 2013 and on the last day of each fiscal year thereafter (“Measurement Date”), the market value of our equity held by an executive officer or director is encouraged to be at least:

•	Five times the base salary for the CEO;
•	Three times the base salary for all executive officers, other than the CEO; and
•	Five times the annual cash retainer for all non-employee directors.
Equity ownership used to determine the market value includes all common stock, all unvested restricted shares of our common stock, and all in-the-money, vested, unexercised stock options (calculated as stock market value, minus exercise price, minus estimated tax expense at a 30% tax rate).

In the alternative, an individual will be in compliance with the guidelines by holding a number of shares of our common stock equal to or greater than the sum of:

•	50% of all restricted shares vested during the five years preceding the Measurement Date; and
•	50% of the number of shares of stock acquired from the exercise of stock options during the five years preceding the Measurement Date.
Compliance with our stock ownership guidelines is voluntary; however, an individual’s failure to comply with the guidelines is a factor that may be considered by the Committee in connection with the award of future equity awards to the individual.  Each member of our Board and each of our Named Executive Officers currently is in compliance with our Stock Ownership Guidelines.

Our Insider Trading Policy prohibits our directors and executive officers from entering into certain types of derivative transactions related to our common stock.

In fiscal 2010, our Board adopted a policy prohibiting directors and executive officers from pledging our stock as collateral for a debt and from holding our stock in a margin brokerage account, except as may be approved by the Nominating & Governance Committee.  New directors or executive officers not in compliance with the policy at the time of their becoming subject to the policy have one year to become compliant.

Tax Deductions for Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer), unless the compensation qualifies as “performance-based compensation.”  In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.  At the Annual Meeting, we are seeking stockholder approval of our Fiscal 2013 Executive Bonus Program.

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC”) Topic 718.  Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).  If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved.

In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards – Historical Practices and New Policy

In November 2006, our Board adopted a policy regarding equity awards to facilitate the establishment of appropriate processes, procedures, and controls in connection with the administration of equity-based incentive plans.  The Equity Award Policy, which was amended in 2007, 2010, and 2011 to strengthen our controls and simplify administration of the policy, requires that the Committee approve all equity incentive awards, other than awards to our Board, on the effective date of the grant.  In addition, the policy establishes one predefined date during each fiscal quarter, on the 15th day of June, September, December, and March, except in certain narrow circumstances that require the date to be changed, when equity incentive awards may be made by the Committee.  Awards to Board members will be made on the date of our annual meeting of stockholders.  Awards provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the award and the employee executes the agreement and commences employment, represent an exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 27, 2012.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.

Arthur L. Rosenthal, Ph.D. (Chairman)
Joseph E. Laptewicz, Jr.
Jon T. Tremmel

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.  Please see “Information about our Executive Officers” (p. 27) and “Compensation Discussion and Analysis — Overview” (p. 29) for a list of our current executive officers, including our Named Executive Officers.

Summary Compensation Table for Year Ended April 27, 2012
A Name and Principal Position	B Year	C Salary ($)	D Bonus ($)	E Stock Awards ($)	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H All Other Compensation ($)	I Total ($)

Daniel J. Moore President and Chief Executive Officer	2012	545,231	—	4,958,385	600,115	558,580	9,568	6,671,878
	2011	521,315	—	2,975,788	617,366	425,000	10,296	4,549,766
	2010	500,673	—	977,114	357,804	525,566	9,019	2,370,175

Gregory H. Browne Senior Vice President, Finance and CFO	2012	314,231	—	1,129,917	208,520	240,697	7,199	1,900,564
	2011	304,531	—	207,000	223,029	159,068	7,242	900,869
	2010	292,101	—	749,071	199,109	197,077	4,332	1,441,691

Milton M. Morris Vice President, Research & Development	2012	283,346	—	1,121,895	200,517	138,452	7,525	1,751,736
	2011	263,577	—	152,987	164,834	140,191	8,745	730,334
	2010	241,539	—	711,889	120,754	166,388	8,354	1,248,924

Mark S. Verratti Vice President, Global Sales	2012	234,878	—	1,192,808	166,271	199,756	17,452	1,811,165
	2011	205,621	3,000	35,279	34,337	425,659	15,958	719,854
	2010	233,968	2,000	73,600	87,783	306,645	13,934	717,930

David S. Wise Senior Vice President & Chief Administrative Officer and Secretary	2012	295,077	—	1,120,918	199,542	226,225	7,442	1,849,205
	2011	283,731	40,000	211,476	227,852	148,628	8,550	920,237
	2010	267,404	—	782,972	182,483	183,366	8,338	1,424,563

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Because we typically adjust base salaries on July 1, rather than the first day of a new fiscal year, the amounts reported in Column C vary from the base salaries approved by the Committee at the beginning of the fiscal year.  Each of our current Named Executive Officers has entered into an employment agreement that provides for payment of the executive officer’s base salary.

Employment Arrangements with Mr. Moore.

On March 23, 2011, we entered into a new, four-year employment agreement with Mr. Moore, and on July 25, 2011, we agreed with Mr. Moore to amend the new employment agreement.  The new agreement, which will expire on March 24, 2015, provides the following compensation:

•	an annual base salary of $525,200, which was adjusted to $550,000 effective July 1, 2011, and $566,000 on July 1, 2012;
•	eligibility for an annual bonus with a target of 100% of his annual base salary,
•	eligibility for periodic equity awards at the discretion of the Compensation Committee;
•
as an inducement to sign the agreement, an award of 76,449 shares of restricted stock and 23,551 phantom stock units, such 25% of the shares from each award vesting on each of the first four anniversaries of the grant date;

•
as a further inducement to sign the agreement, an award of 76,605 shares of restricted stock and 73,395 phantom stock units, such awards being subject to performance-based vesting conditions capable of vesting during and after the four years of his employment agreement.

In the event that we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the securities laws, Mr. Moore agreed to disgorge all incentive-based compensation he received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.  The employment agreement further includes provisions pertaining to change of control and severance benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 55) and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Mr. Moore” (p. 58).

Employment Arrangement with Mr. Browne.

Effective January 1, 2011, we entered into a new employment agreement with Mr. Browne.  The new agreement, which will expire on January 1, 2015, provides for an annual base salary of $295,000, which was adjusted to $316,000 effective on July 1, 2011 and to $326,000 effective on July 1, 2012, and eligibility for an annual bonus with a target of 75% of his annual base salary.  The agreement also provides that, in the event that we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the securities laws, Mr. Browne will disgorge all incentive-based compensation he received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.  Mr. Browne’s 2011 employment agreement also includes provisions pertaining to change of control and severance benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Our Other Named Executive Officers” (p. 57) and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Our Other Named Executive Officers” (p. 58).

Employment Arrangement with Dr. Morris.

Effective January 1, 2011, we entered into a new employment agreement with Dr. Morris.  The terms of the new agreement, which will expire on January 1, 2015, are the same as the terms of our 2011 employment agreement with Mr. Browne, except that Dr. Morris’s agreement provides that his annual base salary is $268,000, which was adjusted to $287,000 effective July 1, 2011 and to $300,000 effective July 1, 2012, and that the target amount of Dr. Morris’s annual bonus is 50% of his annual base salary.  For a discussion of the terms of Dr. Morris’s employment agreement, see “— Employment Arrangement with Gregory H. Browne” (p. 44).

Employment Arrangement with Mr. Verratti.

As of April 27, 2012, we did not have an employment agreement with Mr. Verratti.

Employment Arrangement with Mr. Wise.

Effective January 1, 2011, we entered into a new employment agreement with Mr. Wise.  The terms of the new agreement, which will expire on January 1, 2015, are the same as the terms of our 2011 employment agreement with Mr. Browne, except that Mr. Wise’s agreement provides that his annual base salary is $287,000, which was adjusted to $297,000 effective July 1, 2011 and to $300,000 effective July 1. 2012.  For a discussion of the terms of Mr. Wise’s employment agreement, see “— Employment Arrangement with Gregory H. Browne” (p. 44).

Salary and Cash Incentive Awards in Proportion to Total Compensation.

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2012 compensation, as reflected in the Summary Compensation Table, paid in the form of base salary and annual cash bonus awards.

Name	Percentage of Total Compensation (%)
Daniel J. Moore	16.5
Gregory H. Browne	29.2
Milton M. Morris	24.1
Mark S. Verratti	24.0
David S. Wise	28.2

Bonus (Column D)

The amounts reported in Column D represent bonus awards to our Named Executive Officers other than annual awards under our Fiscal 2012 Executive Bonus Program, which are reported in Column G.

Stock Awards (Column E)

The amounts reported in Column E reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 27, 2012, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2012 (“2012 Form 10-K”).

The Compensation Committee approves annual equity awards for our Named Executive Officers, including restricted shares of our common stock, phantom stock units, and options to purchase shares of our common stock, on our quarterly grant date during our first fiscal quarter.  Our quarterly grant dates, commencing with fiscal 2011, are on June 15, September 15, December 15, and March 15 of each year, unless we are in a trading blackout period or the Compensation Committee is otherwise unable to meet on that date, in which event our grant date is postponed in five-day increments until we are no longer in a trading blackout period or the Compensation Committee is able to meet.

The Compensation Committee also approves additional equity awards at periodic intervals to executive officers considered to be key leaders in the company’s management team.  For additional information regarding the stock awards reported in Column E, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Equity Awards” (p. 36).

Option Awards (Column F)

The amounts reported in Column F reflect the aggregate grant date fair value for stock options awarded during the fiscal year ended April 27, 2012, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements included in our 2012 Form 10-K.

The fiscal 2012 stock option awards vest at the rate of 25% of the awarded shares on each of the first four anniversaries of the grant date.  For additional information regarding the stock option awards reported in Column F, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Equity Awards” (p. 36).

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in Column G represent the cash amounts paid to our Named Executive Officers under our Executive Bonus Program.  The amounts for fiscal 2012 were approved by the Compensation Committee and paid to our executive officers in June 2012, following the end of fiscal 2012.

Bonus Funding.  In fiscal 2012, we paid annual bonuses to our executive officers from a bonus pool that was funded, as described below, according to the achievement of certain company and individual performance objectives.  For additional information about these performance objectives, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Executive Bonus Program — Performance Objectives” (p. 35).

Under the terms of the Fiscal 2012 Executive Bonus Program, the portion of the bonus tied to certain company performance objectives (net sales, income from operations, cash flow, international unit sales growth, and U.S. new patient unit sales growth) was scaled for under-achievement and over-achievement according to the following table:

Percent Achievement of Performance Objective	Percent of Target Bonus Funded

< 90%	Subject to Committee discretion
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
> 125%	Subject to Committee discretion

Thus, for example, our actual net sales for fiscal 2012 was 101.3% of the performance objective target (actual sales of $218.503 million against a target of $215.711 million).  Using the table above, the 1.3% overachievement was scaled up to 2.6% to give a percentage achievement for the net sales target of 102.6%.  Since our net sales target represents 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective was 25.65% (102.6% x 25%).

The table below shows the achievement of the company performance objectives for fiscal 2012 and the extent to which each executive officer’s target annual bonus was added to a bonus pool.  The Fiscal 2012 Executive Bonus Program also required us to accrue quarterly 25% of each executive officer’s target bonus amount for the portion of each officer’s bonus based on individual performance objectives.

Performance Objective	Target	Actual Result	Percent Achievement (%)	Target Bonus Portion Added to Bonus Pool (%)

Net Sales	$215,711,000	$218,503,000	101.3	25.65
Income from Operations	$57,252,000	$60,943,000	106.4	28.20
Cash Flow	$60,000,000	$75,000,000	125.0	6.25
Int’l Epilepsy Unit Sales Growth	15%	23.4%	123.4	6.17
U.S. New Patient Unit Sales Growth	3,505	3,646	104.1	5.20
Complete E-36 Study Enrollment	By April 29, 2011	Not Completed	0.0	0.00
Receive & Test Prototype Device	By April 29, 2011	Completed	100.0	5.00
Individual Objectives				25.00
			TOTAL	101.47

The table below shows the actual achievement of the executive officers’ individual performance objectives for fiscal 2012.

Named Executive Officer	Target for Individual Objectives (%)	Achievement of Individual Objectives (%)

Daniel J. Moore	100.0	98.0
Gregory H. Browne	100.0	98.0
Milton M. Morris	100.0	96.0
Mark S. Verratti	100.0	99.0
David S. Wise	100.0	99.0

Based on the achievement of company and individual objectives shown above, the Committee then approved the bonus amounts shown in Column G.  For additional information about the Committee’s determination of annual bonus amounts, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Executive Bonus Program — Bonus Determinations” (p. 36).

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for all other benefits and payments received by our Named Executive Officers.  The following table shows the nature of the benefits and payments and specific amounts for each included in Column H.

	Year	Supplemental Life Insurance ($)	401(k) Company Match ($)	Relocation Benefit ($)	Auto Allowance ($)	Total ($)
Daniel J. Moore	2012	2,200	7,368	—	—	9,568
	2011	2,200	8,096	—	—	10,296
	2010	2,200	6,819	—	—	9,019
Gregory H. Browne	2012	—	7,199	—	—	7,199
	2011	—	7,242	—	—	7,242
	2010	—	4,332	—	—	4,332
Milton M. Morris	2012	—	7,525	—	—	7,525
	2011	—	8,745	—	—	8,745
	2010	—	8,354	—	—	8,354
Mark S. Verratti	2012	—	2,755	9,072	5,625	17,452
	2011	—	7,708	—	8,250	15,958
	2010	—	4,934	—	9,000	13,934
David S. Wise	2012	—	7,442	—	—	7,442
	2011	—	8,550	—	—	8,550
	2010	—	8,338	—	—	8,338

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of our Named Executive Officers.

Grants of Plan-Based Awards

Grants of Plan-Based Awards for Fiscal 2012

A Name	B Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		C Threshold ($)	D Target ($)	E Maximum ($)	F Threshold (#)	G Target (#)	H All Other Stock Awards: Number of Shares of Stock or Units (#)	I All Other Options Awards: Number of Securities Under Options (#)	J Exercise or Base Price of Option Awards ($/Sh)	L Grant Date Fair Value of Stock and Option Awards ($)

Daniel J. Moore		0	550,000	1,100,000	—	—	—	—	—	—
	06/15/2011	—	—	—	0	26,605	—	—	—	684,015
	06/15/2011	—	—	—	0	50,000	—	—	—	971,000
	06/15/2011	—	—	—	—	—	23,395	—	—	601,485
	06/15/2011	—	—	—	—	—		46,790	25.71	600,316
	09/15/2011	—	—	—	—	—	23,551	—	—	656,366
	09/15/2011	—	—	—	0	73,395	—	—	—	2,045,519

Gregory H. Browne		0	237,000	474,000	—	—	—	—	—	—
	06/15/2011	—	—	—	0	26,000	—	—	—	668,460
	06/15/2011	—	—	—	0	13,000	—	—	—	252,460
	06/15/2011	—	—	—	—	—	8,129	—	—	208,997
	06/15/2011	—	—	—	—	—	—	16,258	25.71	208,590

Milton M. Morris		0	143,500	287,000	—	—	—	—	—	—
	06/15/2011	—	—	—	0	26,000	—	—	—	668,460
	06/15/2011	—	—	—	0	13,000	—	—	—	252,460
	06/15/2011	—	—	—	—	—	7,817	—	—	200,975
	06/15/2011	—	—	—	—	—	—	15,634	25.71	200,584

Mark S. Verratti		0	130,000	—	—	—	—	—	—	—
		0	68,750	137,500	—	—	—	—	—	—
	06/15/2011	—	—	—	—	—	—	3,888	25.71	49,866
	06/15/2011	—	—	—	—	—	1,944	—	—	49,980
	12/15/2011	—	—	—	—	—	3,859	—	—	124,993
	12/15/2011	—	—	—	0	22,750	—	—	—	736,873
	12/15/2011	—	—	—	0	11,375	—	—	—	280,963
	12/15/2011	—	—	—	—	—	—	7,718	32.39	116,405

David S. Wise		0	222,750	445,500	—	—	—	—	—	—
	06/15/2011	—	—	—	0	26,000	—	—	—	668,460
	06/15/2011	—	—	—	0	13,000	—	—	—	252,460
	06/15/2011	—	—	—	—	—	7,779	—	—	199,998
	06/15/2011	—	—	—	—	—	—	15,558	25.71	199,609

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D, and E)

The amounts reported in Column D, with the exception of those reported for Mr. Verratti, represent the target amount for each Named Executive Officer’s annual bonus under the Fiscal 2012 Executive Bonus Program.  The amounts reported in Columns C and E, with the exception of those reported for Mr. Verratti, represent the range of bonus amounts (0% to 200% of target) that may be awarded under the bonus program, depending on company and individual performance against the performance objectives.

The amounts reported in Column D for Mr. Verratti, $130,000 and $68,750, represent, respectively, (i) the target amount for one-half of his annual bonus under the sales incentive plan forming the basis for his compensation during the first half of fiscal 2012 and (ii) the target amount for one-half of his annual bonus under the Fiscal 2012 Executive Bonus Program during second half of fiscal 2012.  The amounts reported in Columns C for Mr. Verratti represent the minimum award under the applicable compensation plan if targets are not achieved.  The amount reported in Column E for Mr. Verratti represents the maximum bonus amount (200% of target) that may be awarded under the Fiscal 2012 Executive Bonus Program with overachievement of all targets.  The maximum amount payable to Mr. Verratti on the sales incentive compensation plan based on overachievement of targets was not limited.  For a discussion of the Fiscal 2011 Executive Bonus Program, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2011 — Executive Bonus Program” (p. 34).

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns F and G)

The numbers of shares reported in Column G represent the fiscal 2012 awards of restricted stock and phantom stock units subject to performance-based forfeiture conditions, with the numbers of shares reported in Column F (zero) representing the minimum number of such stock shares and stock units that could vest.  For additional information regarding the stock awards reported in Column G, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Equity Awards” (p. 36).

All Other Stock Awards (Column H)

The numbers of shares reported in Column H represent fiscal 2012 stock awards made in June 2011, September 2011 (in the case of Mr. Moore), and December 2011 (in the case of Mr. Verratti).  For a discussion of the stock awards reported in Column H, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Equity Awards” (p. 36).

All Other Option Awards (Column I)

The numbers of shares reported in Column I represent shares of our common stock subject to options granted in June 2011 and December 2011 (in the case of Mr. Verratti).  For a discussion of the stock option awards reported in Column I, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2012 — Equity Awards” (p. 36).

Exercise or Base Price of Option Awards (Column J)

The prices reported in Column J represent the price our executive officers must pay us per share of common stock upon the exercise of the stock option awards reported in Column H.

Grant Date Fair Value of Stock and Option Awards (Column K)

The amounts reported in Column K represent the fair value of the stock and stock option awards computed in accordance with FASB ASC Topic 718 on the grant date.  The fair value for stock awards is calculated by multiplying the number of shares in each award by the closing price of our common stock on the NASDAQ Global Market on the grant date.  The fair value for stock option awards is calculated by multiplying the number of shares subject to the option by the Black-Scholes value of the stock option on the grant date.

Value of Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information concerning unexercised options and stock that has not vested for our Named Executive Officers.

Outstanding Equity Awards as of April 27, 2012
	Option Awards					Stock Awards
A Name	B Number of Securities Underlying Unexercised Options (#) Exercisable	C Number of Securities Underlying Unexercised Options (#) Unexercisable	D Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	E Option Exercise Price ($)	F Option Expiration Date ($)	G Number of Shares or Units of Stock That Have Not Vested (#)	H Market Value of Shares or Units of Stock That Have Not Vested ($)	I Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	J Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel J. Moore	12,750	18,750	—	19.39	06/16/2018	—	—	—	—
	10,190	20,380	—	14.72	06/08/2019	—	—	—	—
	11,775	35,327	—	24.33	06/15/2020	—	—	—	—
	—	46,790	—	25.71	06/15/2021	—	—	—	—
	—	—	—	—	—	194,214	7,492,776	150,000	5,787,000

Gregory H. Browne	12,957	6,479	—	19.39	06/16/2018	—	—	—	—
	1	11,341	—	14.72	06/08/2019	—	—	—	—
	4,254	12,762	—	24.33	06/15/2020	—	—	—	—
	—	16,258	—	25.71	06/15/2021	—	—	—	—
	—	—	—	—	—	67,525	2,605,115	39,000	1,504,620

Milton M. Morris	16,750	11,250	—	16.38	01/16/2019	—	—	—	—
	6,878	6,878	—	14.72	06/08/2019	—	—	—	—
	3,144	9,432	—	24.33	06/15/2020	—	—	—	—
	—	15,634	—	25.71	06/15/2021	—	—	—	—
	—	—	—	—	—	62,467	2,409,977	39,000	1,504,620

Mark S. Verratti	50,000	—	—	37.90	03/07/2015	—	—	—	—
	2,500	—	—	28.21	12/01/2015	—	—	—	—
	5,625	1,875	—	19.39	06/16/2018	—	—	—	—
	5,000	5,000	—	14.72	06/08/2019	—	—	—	—
	906	2,719	—	24.33	06/15/2020	—	—	—	—
	—	3,888	—	25.71	06/15/2021	—	—	—	—
	—	7,718	—	32.39	12/15/2021	—	—	—	—
	—	—	—	—	—	9,391	362,305	34,125	1,316,543

David S. Wise	5,000	—	—	19.75	05/25/2014	—	—	—	—
	29,500	—	—	13.88	08/18/2014	—	—	—	—
	15,954	5,319	—	19.39	06/16/2018	—	—	—	—
	10,394	10,394	—	14.72	06/08/2019	—	—	—	—
	4,346	13.038	—	24.33	06/15/2020	—	—	—	—
	—	15,558	—	25.71	06/15/2021	—	—	—	—
	—	—	—	—	—	69,662	2,687,560	39,000	1,504,620

Number of Securities Underlying Unexercised Options (Columns B and C)

The option awards reported in Column C vest 25% annually on each of the first four anniversaries of the grant date.  The grant date is 10 years prior to the expiration date specified in Column F.

Number of Shares or Units of Stock That Have Not Vested (Column G)

The table below shows the vesting schedule by fiscal year for the restricted stock awards reported in Column G.

	Fiscal 2013	Fiscal 2014	Fiscal 2015
Daniel J. Moore	97,267	48,551	48,396
Gregory H. Browne	50,888	8,508	8,129
Milton M. Morris	48,362	6,288	7,817
Mark S. Verratti	1,612	1,612	6,167
David S. Wise	53,191	8,692	7,779

Market Value of Shares or Units of Stock That Have Not Vested (Column H)

The market values of restricted stock awards reported in Column H were calculated using the closing price of our common stock on April 27, 2012, which was the last business day of our fiscal 2012, of $38.58, multiplied by the number of shares set forth in Column G.

Number of Equity Incentive Plan Shares, Units of Stock or Other Rights That Have Not Vested (Column I)

The table below shows the vesting schedule by fiscal year for the performance-based restricted stock and phantom stock unit awards reported in Column I, assuming that all performance targets are achieved on the earliest possible date, excluding some shares and stock units that failed to meet a forfeiture condition based on a fiscal 2012 net sales target and cannot vest, if at all, until fiscal 2016.

	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016
Daniel J. Moore	21,872	25,000	75,000	28,128
Gregory H. Browne	5,687	6,500	19,500	7,313
Milton M. Morris	5,687	6,500	19,500	7,313
David S. Wise	5,687	6,500	19,500	7,313
Mark S. Verratti	4,975	5,688	17,063	6.399

Market Value of Equity Incentive Plan Awards That Have Not Vested (Column J)

The market values of the performance-based restricted stock and phantom stock unit awards reported in Column J were calculated using the closing price of our common stock on April 27, 2012, which was the last business day of our fiscal 2012, of $38.58, multiplied by the number of shares set forth in Column I.

Option Exercises and Stock Vested During Fiscal 2012

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 27, 2012 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Daniel J. Moore	6,000	107,880	69,112	2,256,736
Gregory H. Browne	7,818	166,410	16,138	440,040
Milton M. Morris	—	—	15,000	495,000
Mark S. Verratti	—	—	5,362	139,284
David S. Wise	150,000	1,255,818	10,841	275,409

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to our Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control.  The amounts disclosed assume that the applicable triggering event was effective as of April 27, 2012 and the price of our stock was $38.58 per share (the closing price of our common stock on that date).  Accordingly, the disclosure includes amounts earned through April 27, 2012 and estimates of the amounts that would be paid to the Named Executive Officers upon a change in control, or their respective termination, as applicable.  The actual amounts to be paid can only be determined at the time of the change in control or the Named Executive Officer’s actual separation from our company.

A Name	B Benefit	C Change in Control ($)	D Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) ($)	E Termination Due to Death or Disability ($)	F Termination Without Cause ($)

Daniel J. Moore	Salary and Bonus	—	2,083,580	—	2,083,580
	Equity Compensation Stock Options Restricted Shares	1,951,676 13,279,776	1,951,676 13,279,776	1,951,676 13,279,776	921,294 9,085,281
	Health Care Continuation Coverage	—	43,011	—	43,011
	Other Benefits (Interest; Life Insurance)	—	34,013	3,048,750	34,013
	Total	15,231,452	17,392,056	18,280,202	12,167,180

Gregory H. Browne	Salary and Bonus	—	1,092,200	—	760,024
	Equity Compensation Stock Options Restricted Shares	786,027 4,109,735	786,027 4,109,735	786,027 4,109,735	372,541 1,963,259
	Health Care Continuation Coverage	—	18,192	—	18,192
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	4,895,762	6,006,154	5,195,762	3,114,016

Milton M. Morris	Salary and Bonus	—	880,800	—	669,182
	Equity Compensation Stock Options Restricted Shares	749,475 3,914,597	749,475 3,914,597	749,475 3,914,597	426,903 1,865,806
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	4,664,072	5,544,872	4,964,072	2,961,891

Mark S. Verratti	Salary and Bonus	—	825,000	—	—
	Equity Compensation Stock Options Restricted Shares	291,840 1,678,847	291,840 1,678,847	291,840 1,678,847	— —
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	1,970,687	2,795,687	2,270,687	—

David S. Wise	Salary and Bonus	—	1,039,500	—	726,640
	Equity Compensation Stock Options Restricted Shares	736,095 4,192,180	736,095 4,192,180	736,095 4,192,180	338,054 2,052,109
	Health Care Continuation Coverage	—	18,192	—	18,192
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	4,928,275	5,985,967	5,228,275	3,134,994

Change in Control (Column C)

Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan, 2009 Stock Plan, and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Incentive Plans”) state that upon a Change of Control, as described below, all outstanding equity awards vest.  A “Change of Control” occurs, in general, upon:

•	the acquisition by another person or entity of 50% or more of our outstanding shares of stock;
•
our reorganization, merger or consolidation or other form of corporate transaction where our stockholders prior to the transaction do not own more than 50% of the combined voting power of the resulting company’s outstanding securities;

•	the sale or disposition of all or substantially all of our assets;
•	a change in the composition of our Board, as a result of which fewer than a majority of the directors are incumbent directors; or
•	the approval by our Board or our stockholders of our liquidation or dissolution.
The unvested equity awards granted to our Named Executive Officers include stock options, shares of restricted stock, and phantom stock units.  The accelerated vesting of stock options is reflected in the table as an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 27, 2012, was $38.58), multiplied by the number of unvested shares subject to the option. The numbers of optioned shares of stock subject to accelerated vesting on a Change in Control and the corresponding exercise price for each Named Executive Officer was (1) 18,750 shares at $19.39 per share, 20,380 shares at $14.72 per share, 35,327 shares at $24.33 per share, and 46,790 shares at $25.71 for Mr. Moore; (2) 6,479 shares at $19.39 per share, 11,341 shares at $14.72 per share, 12,762 shares at $24.33, and 16,258 shares at $25.71 per share for Mr. Browne; (3) 11,250 shares at $16.38 per share, 6,878 shares at $14.72 per share, 9,432 at $24.33 per share, and 15,634 at $25.71 per share for Dr. Morris; (4) 1,875 shares at $19.39 per share, 5,000 shares at $14.72 per share, 2,719 shares at $24.33 per share, 3,888 shares at $25.71 per share, and 7,718 shares at $32.39 per share for Mr. Verratti; and (5) 5,319 shares at $19.39 per share, 10,394 shares at $14.72 per share, 13,038 shares at $24.33 per share, and 15,558 shares at $25.71 per share for Mr. Wise.

The amount attributable to accelerated vesting of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ended April 27, 2012 ($38.58) by the number of unvested restricted shares for each Named Executive Officer, which was (1) 344,214 shares in the case of Mr. Moore; (2) 106,525 shares in the case of Mr. Browne; (3) 101,467 shares in the case of Dr. Morris; (4) 43,516 shares in the case of Mr. Verratti; and (5) 108,662 shares in the case of Mr. Wise.

Termination Upon or Within One Year Following a Change in Control (By the Company Other Than for Cause or By the Employee for Good Reason) (Column D)

The amounts shown in Column D are paid following the executive officer’s termination within one year following a Change in Control, if we terminate the executive’s employment without “Cause” or if the executive terminates his employment for a “Good Reason.”

Change in Control Arrangement with Mr. Moore.

Mr. Moore’s benefits in the event of his termination without “Cause” following a change in control are those he is eligible to receive in the event of a “Change of Control,” as reflected in Column C, plus those benefits provided by his employment agreement in the event of his termination without “Cause” or for “Good Reason”  Pursuant to Mr. Moore’s 2011 employment agreement, if Mr. Moore’s employment is terminated (1) by us without “Cause” (as described below) or (2) by Mr. Moore for “Good Reason” (as described below) during the one-year period following the Change of Control, in addition to the accelerated vesting of equity awards, we will provide the following benefits to Mr. Moore:

•	a payment equal to two times the sum of Mr. Moore’s current annual base salary and average bonus amount for the two most recent fiscal years;
•	medical and dental coverage for a period of 24 months; and
•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
A termination is for “Cause” if Mr. Moore, after written notice and an opportunity to cure, has:

•	breached a material provision of his employment agreement;
•	willfully engaged in conduct that is materially and demonstrably injurious to our company;
•	willfully failed to comply with a lawful directive of our Board;
•	failed to comply with our written policies and procedures;
•	engaged in fraud, dishonesty or misappropriation of our assets, business, customers, suppliers or employees;
•	been convicted of a felony; or
•	continually failed or refused to perform satisfactorily, or grossly neglected, his duties, other than as resulted from physical or mental illness.
“Good Reason” means, in general:

•	a reduction in Mr. Moore’s base salary;
•	an adverse change in Mr. Moore’s title, status, authority, duties or responsibilities, except as necessitated by our change to a subsidiary of a public company following a change in control;
•	our failure to obtain the agreement of any successor company to perform our obligations under Mr. Moore’s employment agreement; or
•	our breach of any material provision of Mr. Moore’s employment agreement.
The accelerated vesting of Mr. Moore’s unvested equity awards as a result of the Change in Control (see “— Change in Control (Column C)” (p. 55)) are calculated in the manner described above in connection with Column C.

The amount in the “Other Benefits” row in Column D is interest payable to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 27, 2012, the last day of fiscal 2012.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $34,006.

The cost of Health Care Continuation Coverage is calculated based on our estimated cost to maintain Mr. Moore’s medical and dental benefits under our group insurance plans for 18 months, plus our estimated cost to obtain substantially equivalent benefits for an additional six months.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of non-competition, non-solicitation, and confidentiality provisions in his employment agreement for a period of two years following termination of his employment.

Change in Control Arrangements with Our Other Named Executive Officers.

Effective January 1, 2011, our executive officers, other than Mr. Moore and Mr. Verratti, agreed to the terms of an employment agreement with us.  See the discussion of this employment agreement at “Executive Compensation — Summary Compensation — Salary (Column C) — Employment Arrangement with Gregory H. Browne” (p. 44).  Each executive officer’s benefits in the event of his termination without “Cause” within one year following a change in control are those he is eligible to receive in the event of a “Change of Control,” as shown in Column C (see “— Change in Control (Column C)” (p. 55)), plus those benefits provided by his employment agreement.   The executive officers’ employment agreements all provide the same benefits, as described below, if, within one year following a “Change of Control” (as defined above for the Equity Incentive Plans, see “— Change in Control (Column C)” (p. 48)), we terminate the executive officer’s employment without “Cause” or the executive officer terminates his employment for a “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore” (p. 55)), as follows:

•	a payment equal to two times the sum of the executive officer’s annual base salary and target bonus amount then in effect; and
•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.
Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of a confidentiality provision in his employment agreement and to the terms of non-competition and non-solicitation provisions for periods of one and two years, respectively, following termination of his employment.

Termination Due to Death (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to death, all outstanding stock option, restricted stock, and phantom stock unit awards vest immediately.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in “— Change in Control (Column C)” (p. 55).

The amount in the “Other Benefits” row in Column E for Mr. Moore is the proceeds of a life insurance policy payable for the benefit of Mr. Moore under the terms of his employment agreement ($3,000,000) and interest payable to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 27, 2012, the last day of fiscal 2012.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $48,750.

The amount in the “Other Benefits” row in Column E for the Named Executive Officers other than Mr. Moore is the proceeds of a group term life insurance policy, which, as of April 27, 2012, paid a benefit of 1.5 times an employee’s annual base salary up to a maximum of $300,000.

Termination Due to Disability (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to Disability, all outstanding stock option awards, along with all restricted stock and phantom stock unit awards issued from the Cyberonics, Inc. 2009 Stock Plan, vest immediately. “Disability” is defined as total and permanent disability per IRC Section 22(e)(3).  The amounts payable for termination of employment due to Disability are equal to the amounts shown in Column E for stock options, plus the amounts shown in Column E for restricted stock, reduced by the following amounts for unvested restricted stock awarded from a stock plan other than the 2009 Stock Plan: (1) $2,560,940 for Mr. Moore; (2) $1,963,259 for Mr. Browne; (3) $1,600,453 for Dr. Morris; (4) $96,450 for Mr. Verratti; and (5) $2,052,109 for Mr. Wise.

Termination Without Cause (Column F)

Severance Arrangement with Mr. Moore.

In the event of a termination of Mr. Moore’s employment by us without “Cause” or by Mr. Moore for “Good Reason” (each as defined in his employment agreement, see “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 55)), Mr. Moore is entitled to receive the following severance benefits:

•	a payment equal to two times the sum of his current annual base salary and average bonus amount for the two most recent fiscal years;
•
accelerated vesting of that number of stock options and time-vested restricted shares and phantom stock units as would otherwise have vested if he had remained employed for a period through the date that is 12 months from the date of termination;

•
accelerated vesting of that number of performance-vested restricted shares and phantom stock units as to which the company has made measureable progress consistent with achievement of the objective within the established time frame or as to which the Compensation Committee determines to accelerate vesting;

•	medical and dental coverage for a period of 24 months; and
•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
The amount in the table was calculated by multiplying $38.58 (the closing price of our stock on April 27, 2012) by 95,492 time-vested restricted shares and phantom stock units that would have vested within 12 months of April 27, 2012 and 150,000 performance-based restricted shares and phantom stock units that could be subject to acceleration under the terms of Mr. Moore’s employment agreement.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of non-competition, non-solicitation, and confidentiality provisions in his employment agreement for a period of two years following termination of his employment.

Severance Arrangements with Our Other Named Executive Officers.

Effective January 1, 2011, our executive officers, other than Mr. Moore and Mr. Verratti, agreed to the terms of an employment agreement with us.  For a discussion of the terms of these agreements, see the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers” (p. 57).  The employment agreement provides severance benefits payable if we terminate the executive officer’s employment without “Cause” or the executive officer terminates his employment for a “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore” (p. 55)), as follows:

•	a payment equal to 1.5 times the sum of the executive officer’s annual base salary and the average bonus amount paid to the executive for the past two fiscal years;
•
accelerated vesting of that number of stock options and time-vested restricted shares as would otherwise have vested if the executive officer had remained employed for a period through the date that is 12 months from the date of termination; and

•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.

Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of a confidentiality provision in his employment agreement and to the terms of non-competition and non-solicitation provisions for periods of one and two years, respectively, following termination of his employment.

The amounts shown in Column F of the table above were calculated in the manner described above in connection with Column D.  See the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers” (p. 57).

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and non-executive Chairman of our Board (“Chairman”).  The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services.  The review includes the consideration of qualitative and comparative factors.  To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Chairman; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 27, 2012.  Mr. Moore, who is both a director and a full-time employee, received no compensation for serving as a director.

Director Compensation for the Year Ended April 27, 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Guy C. Jackson	58,500	93,748	152,248
Joseph E. Laptewicz, Jr.	54,500	93,748	148,248
Hugh M. Morrison	109,000	124,997	233,997
Alfred J. Novak	52,500	93,748	146,248
Arthur L. Rosenthal	58,000	93,748	151,748
Jon T. Tremmel	46,500	93,748	140,248
_________________
(1)
The amounts reported in this column reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 27, 2012.

As of April 27, 2012, the aggregate number of unvested stock awards granted to each director was as follows:  Mr. Jackson – 7,066; Mr. Laptewicz – 10,997; Mr. Morrison – 9,419; Mr. Novak — 7,066; Dr. Rosenthal – 7,066; and Mr. Tremmel – 9,364.  As of April 27, 2012, the aggregate number of unexercised stock option awards granted to each director, all of which are vested, was as follows:  Mr. Jackson – 43,000; Mr. Laptewicz – 0; Mr. Morrison – 0; Mr. Novak — 0; Dr. Rosenthal – 0; and Mr. Tremmel – 0.

Fiscal 2012 Cash Payments

Each non-employee director received the following compensation in fiscal 2012:

•	a cash retainer of $25,000, plus an additional $75,000 for the Non-Executive Chairman of our Board, Mr. Morrison;
•	an additional cash retainer of $6,000 for each member of the Audit Committee, plus an additional $5,000 for the chairperson of the Audit Committee;
•	an additional cash retainer of $4,000 for each member of the Compensation Committee and Nominating & Governance Committee, plus an additional $1,000 for the chairpersons of such committees;
•	Board meeting attendance fees of $2,000 (in-person) and $500 (telephonic); and
•	committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).

Fiscal 2012 Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual restricted stock awards under our equity compensation plans.  On September 22, 2011, following our Annual Meeting of Stockholders, our Board approved an award of 3,621 restricted shares (representing $93,750 divided by the closing share price ($25.89) on the grant date) to each of our non-employee directors, other than our non-executive Chairman, who received an award of 4,828 restricted shares (representing $125,000 divided by the closing share price ($25.89) on the grant date).  Because the Board shifted the grant date for annual Board awards from June to the date of our Annual Meeting of Stockholders in September, it increased the value of the award by 25% for fiscal 2012 only.  All of the shares subject to each award will vest on the first anniversary of the grant date.

Fiscal 2013 Director Compensation

Director cash compensation for fiscal 2013 will be the same as the fiscal 2012 director compensation.  Director equity compensation for fiscal 2013 will be valued at $100,000 for our Chairman and $75,000 for our other non-employee directors.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 27, 2012, the Audit Committee was chaired by Guy C. Jackson and comprised the following members: Guy C. Jackson, Alfred J. Novak, and Arthur L. Rosenthal, Ph.D.

Each member of the Audit Committee is an independent director as such term is defined under the Securities Exchange Act of 1934, as amended, and current listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”).  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the listing requirements of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics, Inc. Annual Report on Form 10-K for the fiscal year ended April 27, 2012 with Cyberonics’s management and independent registered public accounting firm.  Management is responsible for such financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of any non-audit services with the auditors’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited consolidated financial statements in Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 27, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Alfred J. Novak
Arthur L. Rosenthal, Ph.D.

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended April 27, 2012	Fiscal year ended April 29, 2011
Audit Fees(1)	$930,275	$856,388
Audit-Related Fees	––	––
Tax Fees(2)	362,948	194,323
All Other Fees	––	––
Total	$1,293,223	$1,050,711
___________________
(1)
Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence.  At each quarterly meeting, as needed, the Audit Committee reviews and approves the plan and scope of the audit services and the non-audit services to be provided by KPMG LLP and the fees to be paid for such services.

PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2013 Annual Meeting of Stockholders must be received by us no later than April 9, 2013 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit at the 2013 Annual Meeting of Stockholders a proposal that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 22, 2013.  Detailed information for submitting stockholder proposals is available upon written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369.

Please see “Corporate Governance — Director Selection Process” (p. 8) for additional information regarding the submission of director nominees by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended April 27, 2012, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K or Annual Report to Stockholders for the fiscal year ended April 27, 2012.  You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

APPENDIX A

FIRST AMENDMENT TO THE

CYBERONICS, INC. 2009 STOCK PLAN

WHEREAS, Cyberonics, Inc. (the “Company”) maintains the Cyberonics, Inc. 2009 Stock Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan to increase the number of shares available for awards under the Plan, to extend the term of the Plan, and to provide for an additional performance measure pursuant to which the vesting of certain awards may be conditioned; and

WHEREAS, pursuant to Section 15 of the Plan, the Company, by action of its Board of Directors, has the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as provided below, effective as of the date of the Company’s 2012 Annual Meeting of Shareholders, provided this First Amendment is approved by the shareholders of the Company at such meeting:

1. Section 3 of the Plan is hereby deleted and the following substituted therefor:

“Subject to the provisions of Section 13 of the Plan and the following provisions of this Section, the maximum aggregate number of Shares which may be delivered pursuant to Awards under the Plan (including Incentive Stock Options) is the sum of (i) 4,300,000 (the initial 2,100,000 Shares plus an additional 2,200,000 Shares added by the First Amendment to the Plan) plus (ii) any Shares subject to awards under the Prior Plans that, after August 4, 2009 (the effective date of the Plan), expire or are forfeited or cancelled without having been exercised (if an Option or Stock Appreciation right) or having become vested (if Restricted Stock or an Other Share-Based Award); provided, however, Shares available for Awards under the Plan shall be reduced by 1.5 for each Share subject to an award of Restricted Stock or an Other Share-Based Award granted under the Plan.  The Shares may be authorized, but unissued or reacquired Shares.

If an Award expires, is forfeited or cancelled without having been exercised (if an Option or Stock Appreciation Right) or vested (if Restricted Stock or an Other Share-Based Award) in full, the Shares then subject to such Award (multiplied by 1.5 if Restricted Stock or an Other Share-Based Award) shall become available for future grants under the Plan.  In addition, Shares subject to an Award that has been settled in cash, to the extent of such settlement, shall be returned to the Plan and shall again become available for future grants under the Plan (unless the Plan was terminated).  However, Shares that have been issued under the Plan upon the exercise or vesting of an Award and Shares tendered with respect to or withheld from an Award to pay the exercise price of an Award or the employer’s tax withholding obligations with respect to the Award shall not become available for future grants under the Plan.”

2. Section 7 of the Plan is hereby deleted and the following substituted therefor:

“The Plan shall terminate on the earliest of (i) the 10th anniversary of the Company’s 2012 Annual Meeting of Shareholders, (ii) the date no Shares remain available for Awards, or (iii) the date it is terminated by the Board; however, any Award granted prior to such termination, and the authority of the Administrator to amend or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.”

3. Section 11(b) of the Plan is hereby deleted and the following substituted therefor:

“Restricted Stock shall be subject to restrictions and automatic forfeitures (the “Forfeiture Restrictions”) as determined by the Administrator in its sole discretion.  Other Share-Based Awards may be subject to Forfeiture Restrictions as determined by the Administrator in its discretion.  The Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures or targets established by the Committee at the time of the grant (“Performance Measures”) that are based on (1) the price of a Share, (2) the Company’s earnings per share, (3) the Company’s sales, (4) the sales of a product or territory designated by the Administrator, (5) the net income (before or after taxes) of the Company or any Subsidiary or any business unit of the Company or any Subsidiary designated by the Administrator, (6) the net cash flow of the Company or any Subsidiary, (7) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any Subsidiary or any business unit of the Company or any Subsidiary designated by the Administrator, (8) the economic value added, (9) the return on stockholders’ equity achieved by the Company, (10) the total stockholders’ return achieved by the Company, or (11) income from operations, (ii) the Participant’s continuation as a Service Provider for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing.  The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company, Parent or any Subsidiary, division, or department thereof.  Each Other Share-Based Award that is subject to Forfeiture Restrictions and each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator.  Notwithstanding the above, except as provided in Section 11(e) and Section 13(b), the vesting of a Restricted Stock or Other Share-Based Award may not occur prior to the first anniversary of the Award’s date of grant.”

4. Section 19 of the Plan is hereby deleted in its entirety.

Except as amended hereby, the Plan shall continue in full force and effect without change and the Plan and this First Amendment shall be read, taken, and construed as one and the same instrument.

Executed effective for all purposes as provided above.

CYBERONICS, INC.

By:______________________________

Name:____________________________

Title:_____________________________

APPENDIX B:  FORM OF PROXY

PROXY

CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS – SEPTEMBER 19, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2012 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Darren W. Alch, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 19, 2012 at 10:00 a.m., central daylight time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas 77058 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.  In accordance with their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3, 4 and 5, and as the proxies deem advisable on such other matters as may come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT—PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.

ANNUAL MEETING PROXY CARD

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “3 YRS” ON PROPOSAL 4 BELOW.

1.	Election of Directors

	(01) Guy C. Jackson	FOR ALL	WITHHOLD	FOR ALL
	(02) Joseph E. Laptewicz, Jr.		AUTHORITY	EXCEPT
	(03) Daniel J. Moore		FOR ALL
(04) Hugh M. Morrison
(05) Alfred J. Novak
(06) Arthur L. Rosenthal, Ph.D.
(07) Jon T. Tremmel

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2.	Proposal to approve the Cyberonics, Inc. 2009 Stock
Plan, as amended to increase the maximum number of
	shares that can be issued under the plan by 2,200,000.	FOR	AGAINST	ABSTAIN

3.	Proposal to approve the Fiscal 2013 Executive Bonus
Program.
		FOR	AGAINST	ABSTAIN

4.	Proposal to ratify the selection of KPMG LLP
as Cyberonics, Inc.’s independent registered public
	accounting firm for the fiscal year ending April 26, 2013.	FOR	AGAINST	ABSTAIN

5.	Say on Pay – Proposal to approve by advisory vote the
executive compensation described in the Proxy
	Statement.	FOR	AGAINST	ABSTAIN

MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT

Date (mm/dd/yyyy):
Signature:
Signature:
Title:

(This proxy should be dated, signed exactly as your name(s) appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should indicate their title.  If the shares are held by joint tenants or as community property, both owners should sign this proxy.)